Exhibit 99.1
Pro Forma Valuation Appraisal Report
Minority Stock Offering
of
Penn Millers Holding Corporation
Wilkes-Barre, Pennsylvania

As of November 17, 2008

One Liberty Place
1650 Market Street, Suite 4400
Philadelphia, PA 19103
www.curtisfinancial.com

January 22, 2009
Board of Directors
Penn Millers Holding Corporation
72 North Franklin Street
Wilkes Barre, Pennsylvania 18773
Members of the Board:
At your request, Curtis Financial Group, LLC (“Curtis”) completed and hereby provides an independent appraisal (the “Appraisal”) of the estimated consolidated pro forma market value of Penn Millers Holding Corporation (“PMHC”) as of November 17, 2008, which is to be offered in connection with the amended plan of minority stock offering, amended and restated as of December 10, 2008 (the “Amended Plan” or “Offering”) transaction described below. PMHC is the wholly-owned subsidiary of Penn Millers Mutual Holding Company (“PMMHC”) and the holding company for Penn Millers Insurance Company (“PMIC”, and together with PMHC and PMMHC, “Penn Millers” or the “Company”).
Because the Amended Plan involves a public offering of PMHC’s shares, the Amended Plan must be approved by the Pennsylvania Insurance Commissioner pursuant to the Commissioner’s 1998 order approving the conversion transaction by which the Company’s current mutual holding company structure was created. Accordingly, and in order to ensure that this Plan is fair to members of PMMHC, the Company has discussed this Plan with senior staff at the Pennsylvania Insurance Department (“PID”), and, as a condition to the Offering, will obtain from the Insurance Commissioner an approval of the Offering or, as applicable, will obtain written confirmation from the Commissioner that such approval is not required and that the Company may proceed with the Offering. In accordance with the Amended Plan, the estimated consolidated pro forma market value of the Company shall be determined by an independent valuation expert and shall represent the aggregate price of common stock (the “Estimated Pro Forma Market Value”). Furthermore, the pro forma market value may be expressed as a range of value and may be that value that is estimated to be necessary to attract a full subscription for the shares of common stock offered for sale in the Offering.
THE AMENDED PLAN OF MINORITY STOCK OFFERING
The Board of Directors of the Company has adopted the Amended Plan. As part of the Amended Plan, PMHC, a mid-tier holding corporation, will issue approximately (45%) of its common stock (“Common Stock”) to the public, and PMMHC, will retain a majority of PMHC’s outstanding Common Stock. It is anticipated that the public shares will be offered in a subscription offering to the Company’s policyholders, the Company’s employee stock ownership plan (“ESOP”), and directors and officers of PMHC in accordance with the terms and conditions

Board of Directors
Penn Millers Holding Corporation

of the Amended Plan. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering and a syndicated community offering, if needed.
CURTIS FINANCIAL GROUP, LLC
Curtis is an investment banking firm specializing in business valuations, mergers and acquisitions, and raising private capital. The professional staff has a diverse background in investment banking, securities analysis, banking, insurance, engineering, accounting and tax. The expertise of the staff includes valuing, originating, structuring, negotiating and closing a wide variety of investment banking transactions. The background of Curtis is presented in Exhibit III. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company and the other parties engaged by the Company to assist in the corporate reorganization and minority stock issuance process.
VALUATION METHODOLOGY
In preparing the Appraisal, we conducted an analysis of PMHC that included discussions with the Company’s management and an onsite visit to the Company’s headquarters. We reviewed the audited GAAP and statutory financial statements of the Company as of and for the years ended December 31, 2003 through December 31, 2007 and the unaudited financial statements as of and for the nine month periods ended September 30, 2007 and September 30, 2008. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.
In preparing the Appraisal, we also reviewed and analyzed: (i) financial and operating information with respect to the business, operations, and prospects of the Company furnished to us by the Company; (ii) publicly available information concerning the Company that we believe to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of the Company with those of selected, publicly-traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly-traded insurance industry aggregates as provided by industry sources.
The Appraisal is based on the Company’s representation that the information contained in the Amended Plan and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of the Company.
We have investigated the competitive environment within which the Company operates and have assessed the Company’s strengths and weaknesses relative to comparable companies. We have monitored material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on the Company and the industry as a

Board of Directors
Penn Millers Holding Corporation

whole, to the extent we were aware of such matters. We have analyzed the potential effects of the Offering on the Company’s operating characteristics and financial performance as they relate to the Estimated Pro Forma Market Value of PMHC. We have reviewed the economy and demographic characteristics of the primary market area in which the Company currently operates. We have compared the Company’s financial performance and condition with publicly-traded insurance institutions evaluated and selected in accordance with the valuation guidelines. We have reviewed conditions in the securities markets in general and the markets for insurance companies, insurance holding companies and mutual holding companies including mutual holding company offerings.
Our appraised value is predicated on a continuation of the current operating environment for PMHC, PMMHC, and for all insurance companies and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for insurance companies and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of insurance stocks as a whole or the Company’s value alone. It is our understanding that there are no current plans for pursuing a second-step conversion or for selling control of PMHC or the Company following the Offering. To the extent that such factors can be foreseen, they have been factored into our analysis.
VALUATION CONCLUSION
It is our opinion that, as of November 17, 2008, the Estimated Pro Forma Market Value of the aggregate common shares outstanding immediately following the Offering, including shares issued publicly as well as to PMMHC, was within a range (the “Valuation Range”) of $43.35 million to $58.65 million with a midpoint of $51.0 million. The Valuation Range was based upon a fifteen percent decrease from the midpoint to determine the minimum and a fifteen percent increase from the midpoint to determine the maximum. The Board of Directors has established a public offering range such that the public ownership of PMHC will constitute approximately 45.0% ownership interest in PMHC, with PMMHC owning the majority of the shares. Based on the foregoing valuation, the corresponding range of shares and market values based on a $10.00 per share price are as follows:

	Public
	Offering	PMMHC	Total
Shares
Maximum	2,639,250	3,225,750	5,865,000
Midpoint	2,295,000	2,805,000	5,100,000
Minimum	1,950,750	2,384,250	4,335,000

Shares x Value per Share ($10.00)
Maximum	$26,392,500	$32,257,500	$58,650,000
Midpoint	$22,950,000	$28,050,000	$51,000,000
Minimum	$19,507,500	$23,842,500	$43,350,000

Board of Directors
Penn Millers Holding Corporation

LIMITING FACTORS AND CONSIDERATIONS
Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of Common Stock. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the conversion will thereafter be able to sell such shares at prices related to the foregoing Estimated Pro Forma Market Value. The Appraisal reflects only a valuation range as of this date for the Estimated Pro Forma Market Value of PMHC immediately upon issuance of the stock and does not take into account any trading actively with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the Offering. Any report prepared by Curtis shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.
Curtis has made no recommendation regarding the merits of the decision to proceed or not to proceed with the Offering. The results of our appraisal are but one of the many factors the Company’s Board of Directors should consider in making its decision. The Company has assured Curtis that it has relied on its own counsel, accountants and other experts for legal, accounting, tax and similar professional advice.
The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments or changes be material, in our opinion, to the Estimated Pro Forma Market Value of PMHC, appropriate adjustments will be made to the Valuation Range. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted, Curtis Financial Group, LLC

PRO FORMA VALUATION APPRAISAL

TABLE OF CONTENTS

I. INTRODUCTION	1
II. BUSINESS OF PENN MILLERS	5
General Overview	5
Corporate History	6
Reasons for the Minority Stock Offering	7
Agribusiness Segment	8
Commercial Lines Segment	9
Reinsurance	9
Marketing and Distribution	10
Underwriting, Risk Assessment, and Pricing	12
Claims Management	12
Financial Strength Ratings by A.M. Best	12
Financial Condition	14
Income and Expense Trends	18
III. INDUSTRY FUNDAMENTALS	27
IV. COMPARISONS WITH PUBLICLY-TRADED COMPANIES	30
General Overview	30
Selection Criteria	31
Summary Profiles of the Comparable Group Companies	36
Recent Financial Comparisons	45
V. MARKET VALUE ADJUSTMENTS	48
General Overview	48
Profitability and Earnings Prospects	49
Management	51
Liquidity of the Issue	52
Subscription Interest	53
Stock Market Conditions	55
Dividend Outlook	57
New Issue Discount	58
Summary of Adjustments	58
Valuation Approach	59
Valuation Conclusion	62

PRO FORMA VALUATION APPRAISAL

TABLE OF EXHIBITS

I.	Statement of General Assumptions and Limiting Conditions

II.	Certification

III.	Overview of Curtis and Qualifications of Appraisers

IV-1.	Balance Sheets — GAAP Basis

IV-2.	Income Statements — GAAP Basis

IV-3.	Investment Portfolio — GAAP Basis

V-1.	Balance Sheets — Statutory Basis

V-2	Income Statements — Statutory Basis

VI-1.	Financial Performance Data for Public P&C Insurance Companies

VI-2.	Market Valuation Data for Public P&C Insurance Companies

VII-1.	Pro Forma Assumptions for Fully-Converted Conversion Valuation

VII-2.	Pro Forma Fully-Converted Conversion Valuation Range

PRO FORMA VALUATION APPRAISAL

I. INTRODUCTION
     As requested, Curtis Financial Group, LLC (“Curtis”) has prepared an independent appraisal (the “Appraisal”) of the estimated consolidated pro forma market value of the common stock (the “Estimated Pro Forma Market Value”) of Penn Millers Holding Corporation (“PMHC”), as of November 17, 2008, which is to be offered in connection with the plan of minority stock offering, amended and restated as of December 10, 2008 (the “Amended Plan” or “Offering”) transaction described below. PMHC is the wholly-owned subsidiary of Penn Millers Mutual Holding Company (“PMMHC”) and the holding company for Penn Millers Insurance Company (“PMIC”, and together with PMHC and PMMHC, “Penn Millers” or the “Company”).
     Pursuant to the Amended Plan adopted by the Board of Directors of the Company on December 10, 2008, PMHC will issue approximately 45% of its common stock (the “Common Stock”) to the public and PMHC’s parent company, PMMHC, will retain a majority of PMHC’s common stock. As part of the Offering, PMHC is offering 45% of its Common Stock for sale in a subscription offering in the following order of priority: policyholders insured under policies of insurance issued by Penn Millers as of October 22, 2008 (the “Eligibility Record Date”); the Company’s employee stock ownership plan (“ESOP”); and directors and officers of Penn Millers. Any shares not subscribed for in the subscription offering may be offered to members of the general public in a community offering with preference given to licensed insurance agencies and brokers that market and distribute insurance policies issued by the Company, policyholders insured under policies of insurance issued by Penn Millers after the Eligibility Record Date, and residents of Lackawanna or Luzerne Counties in Pennsylvania. If there are any shares of Common Stock not purchased in the subscription or community offerings, they may be offered for sale to the public in a syndicated community offering.

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PRO FORMA VALUATION APPRAISAL

     Because the Amended Plan involves a public offering of PMHC’s shares, the Amended Plan must be approved by the Pennsylvania Insurance Commissioner pursuant to the Commissioner’s 1998 order approving the conversion transaction by which the Company’s current mutual holding company structure was created. Accordingly, and in order to ensure that this Plan is fair to members of PMMHC, the Company has discussed this Plan with senior staff at the Pennsylvania Insurance Department (“PID”), and, as a condition to the Offering, will obtain from the Insurance Commissioner an approval of the Offering or, as applicable, will obtain written confirmation from the Commissioner that such approval is not required and that the Company may proceed with the Offering. In accordance with the Amended Plan, the Estimated Pro Forma Market Value of the Company shall be determined by an independent valuation expert and shall represent the aggregate price of common stock sold. Furthermore, the Estimated Pro Forma Market Value may be expressed as a range of value and may be that value that is estimated to be necessary to attract a full subscription for the shares of Common Stock offered for sale in the Offering.
     Curtis is an investment banking firm specializing in business valuations, mergers and acquisitions, and raising private capital. The background of Curtis is presented in Exhibit III. In preparing the Appraisal, we conducted an analysis of PMHC that included discussions with the Company’s management and an onsite visit to the Company’s headquarters. We also reviewed the audited GAAP and statutory financial statements of the Company as of and for the years ended December 31, 2003 through December 31, 2007 and the unaudited financial statements as of and for the nine month periods ended September 30, 2007 and September 30, 2008. In addition, where appropriate, we considered information based on other available published

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PRO FORMA VALUATION APPRAISAL

sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.
     In preparing the Appraisal, we also reviewed and analyzed: (i) financial and operating information with respect to the business, operations, and prospects of the Company furnished to us by the Company; (ii) publicly available information concerning the Company that we believe to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of the Company with those of selected publicly-traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly-traded insurance industry aggregates as provided by industry sources.
     The Appraisal is based on the Company’s representation that the information contained in the Application and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers PMHC only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of PMHC. The attached Statement of Limiting Conditions in Exhibit I is an integral part of this Appraisal.
     In determining our estimate of the Estimated Pro Forma Market Value of PMHC, we utilized the comparable market valuation approach. The comparable market valuation approach arrives at a market value by reviewing the relevant market pricing characteristics of common stocks of comparable companies that are publicly-traded. In utilizing this valuation approach, we selected a group of insurance companies based on criteria discussed later in the Appraisal that we believe investors potentially would compare to the Company. We also considered relative

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PRO FORMA VALUATION APPRAISAL

market value adjustments to derive the Estimated Pro Forma Market Value based on the quantitative and qualitative comparisons of Penn Millers with the selected group of publicly-traded companies.
     Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of PMHC’s Estimated Pro Forma Market Value. Any report prepared by Curtis shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. Curtis has made no recommendation regarding the merits of the decision to proceed or not to proceed with the Offering. The results of our appraisal are but one of the many factors the Company’s Board of Directors should consider in making its decision. The Company has assured Curtis that it has relied on its own counsel, accountants and other experts for legal, accounting, tax and similar professional advice.
     The valuation range reported herein, which is calculated as 15% above the midpoint and 15% below the midpoint (the “Valuation Range”), will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments or changes be material, in our opinion, to the Estimated Pro Forma Market Value of the Company, appropriate adjustments will be made to the Valuation Range. The reasons for any such adjustments will be explained in detail at that time.

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PRO FORMA VALUATION APPRAISAL

II. BUSINESS OF PENN MILLERS
General Overview
     Penn Millers is a Pennsylvania-domiciled, mutual holding company that offers general commercial insurance policies to small and medium-sized businesses and agricultural businesses primarily located in the Mid-Atlantic States, and also in the northeastern, southern and midwestern regions of the United States (the “U.S.”). The Company, which is located in Wilkes Barre, Pennsylvania, is licensed in 39 U.S. states, but currently limits its agricultural insurance product sales to 33 states and commercial insurance product sales to 8 states. The Company markets its products directly and through a network of more than 450 licensed, independent insurance brokers and agents.
     Penn Millers is subject to examination and comprehensive regulation by the PID. Primary business is written through PMIC with its subsidiary, American Millers Insurance Company (“American Millers”), providing excess-of-loss reinsurance to PMIC for property losses between $450,000 and $500,000. American Millers, which was formed in 1987 to write business in states other than Pennsylvania, was inactive for a number of years. At the request of the PID, the Company began writing reinsurance through American Millers. Penn Millers also relies on reinsurance from other providers such as Swiss Reinsurance, Arch Reinsurance, Hanover Ruckverischerung AG, the Underwriters at Lloyd’s, and Partner Reinsurance Company of the U.S. As of September 30, 2008, Penn Millers had total assets of $219.6 million, total equity of $54.8 million, and more than 9,000 property and casualty (“P&C”) policies in force. For the latest twelve month period ended September 30, 2008 (“LTM”), Penn Millers had net premiums earned of $76.8 million, total revenue of $80.3 million and a net loss of $1.0 million, which excludes discontinued operations.

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PRO FORMA VALUATION APPRAISAL

     Penn Millers is managed by an experienced group of executives led by Mr. Doug Gaudet, the President and Chief Executive Officer. Mr. Gaudet has served with Penn Millers since 2005, and has been in the insurance industry for over 30 years. Michael O. Banks, the Company’s Chief Financial Officer, has served in his current position since 2002 and in various other positions in the insurance industry since 1989. On average, each of the Company’s executive officers has more than 20 years of experience in the P&C insurance industry. Other members of the Company’s management team include Harold Roberts (Senior Vice-President, Director of Agribusiness, and Chief Underwriting Officer), Bill Dine (Vice-President of Commercial Lines Segment), Kevin Higgins (Senior Vice-President, Director of Claims), and Jon Couch (Vice-President and Controller).
Corporate History
     Penn Millers was established in 1887 as Pennsylvania Millers Mutual Fire Insurance Company in Huntington, Pennsylvania and wrote insurance for grist mill owners. The Company moved to Wilkes Barre, Pennsylvania in 1904, and changed its name to Pennsylvania Millers Mutual Insurance Company in 1960. In 1999, Penn Millers demutualized and became a stock insurance company (Penn Millers Insurance Company) within a mutual holding company structure in accordance with a plan approved by the Commonwealth of Pennsylvania and Penn Millers’ policyholders. A “mid-tier” mutual holding company was formed (PMHC), and the rights of the policyholders were transferred to the mutual holding company, which became the parent of the reorganized holding company system.
     In 2005, the Company acquired Galland Steinhauer & Repa, Inc, (“GSR”) for approximately $2.0 million. GSR was an insurance agency that placed business with PMIC and unaffiliated insurance companies. GSR was subsequently integrated into the Company’s Eastern

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PRO FORMA VALUATION APPRAISAL

Insurance Group, an insurance agency that also placed business with PMIC and unaffiliated insurance companies, which was acquired in 2000. In 2008, the Company sold its non-insurance subsidiary, Penn Software & Technology Services, Inc. and is currently pursuing a sale of its Eastern Insurance Group (“EIG”) subsidiary.
Below is an organizational chart of the Company and subsidiaries discussed above:
Chart 1
Penn Millers Corporate Organizational Chart
Reasons for the Minority Stock Offering
     According to the Company’s 2009 Plan (the “PMIC 2009 Plan”), the Company will use the capital generated by the Offering to strengthen its agribusiness and commercial lines business. Specifically, the Company’s goals are to increase writings by enhancing existing products and by adding new agents and brokers and products, such as Penn Edge, as discussed later. PMIC’s 2009 Plan indicates that it requires additional capital to support its long-term growth plans during the next “hard market” and the additional capital will enable the Company to maintain its A.M. Best rating as it grows.

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PRO FORMA VALUATION APPRAISAL

     The Company explored many capital raising options including, bank debt, private debt and equity placement, preferred stock and convertible debt, public equity, reinsurance and trust preferred securities. After careful review, the Company determined that its best and most flexible option was to raise the necessary amount of capital through a minority stock offering. The Company is pursuing a minority stock offering so that it can maintain operational flexibility through ownership and control. Advantages include:
•	value for the policyholders who invest;

•	attracting, retaining and motivating personnel and agents; and

•	enhancing company image and visibility.
Agribusiness Segment
     The Company’s specialty agribusiness segment writes coverage for agricultural enterprises such as manufacturers, processors, and distributors of products for the agricultural industry. Penn Millers does not write property or liability insurance for farms or farming operations unless written in conjunction with an eligible agribusiness operation and does not write any crop insurance or livestock insurance. Based on gross premiums written for the year ended December 31, 2007, the Company’s most significant agribusiness product offerings included fire and allied (31.8% of direct premiums written), automobile (25.1%), general liability (16.8%), workers compensation (13.2%), and product liability (7.1%). There were approximately 1,750 agribusiness policies in force as of September 30, 2008. Penn Millers believes its agribusiness is the third largest policy writer of such business in the U.S. behind Nationwide Agribusiness Insurance Company and Michigan Millers Mutual Insurance Company. Other competitors include Continental Western Insurance Company and Westfield Insurance Company.

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PRO FORMA VALUATION APPRAISAL

Commercial Lines Segment
     The Company’s commercial lines segment includes product offerings for small- and medium-sized business owners, including workers’ compensation, commercial multi-peril, fire and allied, commercial automobile and general liability. The Company targets retail and service establishments such as dry cleaners, shoe stores, furniture stores, restaurants and apartment buildings. Based on gross premiums written for the year ended December 31, 2007, the Company’s most significant commercial product offerings included commercial multi-peril (34.3% of direct premiums written), workers’ compensation (20.4%), fire and allied (14.5%), general liability (14.3%), and commercial automobile (13.0%). As of September 30, 2008, there were approximately 7,300 commercial policies in force. Penn Millers commercial segment competes with national insurance companies such as Travelers Companies, Inc. and Hartford Financial Services as well as regional players such as Harleysville Group Inc., Donegal Group Inc. and Cincinnati Financial Corporation.
     In the first quarter of 2009, the Company plans to introduce a new product line within its commercial lines segment (“Penn Edge”). Penn Edge will be a highly customized product designed for larger, more sophisticated business owners, such as wholesale, light manufacturers, hospitality, commercial laundries and dry cleaning, and printers. Management expects Penn Edge to increase direct premiums written and increase profitability due to the risk profiles of Penn Edge’s customer base.
Reinsurance
     In accordance with insurance industry practice, Penn Millers reinsures a portion of its loss exposure and pays reinsurers a portion of the gross premiums received on all policies reinsured. Insurance policies written by the Company are reinsured with other insurance

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companies principally to: (i) reduce net liability on individual risks; (ii) mitigate the effect of individual loss occurrences (including catastrophic losses); (iii) stabilize underwriting results; (iv) decrease leverage; and (v) increase underwriting capacity. The Company’s reinsurance arrangements are placed with America Millers and other non-affiliated reinsurers including Swiss Reinsurance, Arch Reinsurance, Hanover Ruckverischerung AG, the Underwriters at Lloyd’s, and Partner Reinsurance Company of the U.S. Reinsurance arrangements are generally renegotiated annually. Each of Penn Millers’ non-affiliated reinsurance providers have an A.M. Best rating of “A-” or better. Prior to 2008, the Company’s maximum retention per risk was $500,000. In 2008, the Company chose to retain additional premiums, increasing their retention per risk to the first $500,000 of losses, plus 75.0% of all property and liability losses between $500,000 and $1.0 million, and 25.0% of all losses between $1.0 million and $5.0 million. Their maximum risk retention per loss is $1.875 million, excluding catastrophe. Due to the increased per risk retention in 2008, the Company added an aggregate stop loss reinsurance cover which provides 20 points of loss ratio protection in excess of a 72% loss and LAE ratio. For their catastrophe program, the maximum retention is $3.65 million. The net probable maximum catastrophe loss (including reinstatement premium) is approximately $4.6 million.
Marketing and Distribution
     Penn Millers markets its insurance products directly and through a network of more than 450 independent brokers and agents. Penn Millers actively recruits new agents and brokers through referrals, marketing representative relationships and recruiting campaigns. Independent agents and brokers seek to establish relationships with the Company because of its coverage leadership and the responsive service that it provides to its producers and policyholders. The Company believes it has strong producer relationship management processes in place.

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PRO FORMA VALUATION APPRAISAL

     For the past nine months, the Company’s largest commercial agent accounted for approximately 4.1% of its direct commercial premiums written and the Company’s top ten commercial agents accounted for approximately 26.1% of direct commercial premiums written. The Company’s top ten commercial lines agents over the last nine months included brokers from Creative Coverage, Brown & Brown of Lehigh Valley, John M. Glover Agency, E.A. Boniakowski Agency, Inc., Smith Insurance Inc., Association Benefits Insurance Agency, Masters Coverage Corp., Joyce, Jackman & Bell, Beskin & Associates, and Eastern Insurance Group, Inc.
     In the past nine months, the Company’s largest agribusiness broker accounted for approximately 17.0% of its direct agribusiness premiums written. The Company’s top ten agribusiness brokers accounted for approximately 48% of its direct agribusiness premiums written for the nine month period ended September 30, 2008. The Company’s top ten agribusiness brokers over the last nine months included Arthur J. Gallagher Risk Management (comprised of three distinct brokers), Carlton Insurance, Grace / Mayer Insurance Agency, ABIS Agency, Inc., Frank Cragle (an employed direct producer), Kansas Farmers Service Association, and Agri Insurance Business South East, LLC.
     The Company’s producers are compensated through a fixed base commission with an opportunity for profit-sharing depending on the producers relative premium volume and profitability. According to Company management, the profit-sharing plan is comparable to other market plans. The Company is currently in the process of terminating its relationships with unprofitable and low volume agents.

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Underwriting, Risk Assessment, and Pricing
     Penn Millers underwrites its commercial and agribusiness lines by evaluating each risk under consistent standards. The Company’s centralized underwriting operations include manager review of new business quotes and renewal business, as well as senior management review of significant new business quotes above $150,000 in premiums for agribusiness and above $70,000 in premiums for commercial lines. The Company maintains a continuous, standardized rate review process by reporting pricing, profitability, loss ratios by class, and premium trends. The Company’s management represented that its new Penn Edge product will create more accurate pricing as it relates to risk selection and mitigating exposure.
Claims Management
     Claims on insurance policies are received directly from the insured or through the Company’s independent producers. Penn Millers currently staffs 14 employees in its claims department. Any settlement of a claim for an amount in excess of $100,000 requires the approval of the claims reserve committee comprised of Mr. Gaudet, Mr. Banks, Mr. Roberts, and Mr. Higgins. According to management, Penn Millers will focus on improving its customer-centric claims culture in the coming years by implementing customer satisfaction surveys and re-tooling its after-hours claims services through the implementation of an integrated voice response system. The Company also plans to implement a court reporter program, engage claims audit consultants, and implement a workers compensation triage program.
Financial Strength Ratings by A.M. Best
     A.M. Best is a widely recognized rating agency dedicated to the insurance industry. A.M. Best provides ratings (“Best’s Ratings”) that indicate the financial strength of insurance

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companies. The objective of A.M. Best’s rating system is to provide an independent opinion of an insurer’s financial strength and its ability to meet ongoing obligations to policyholders. The assigned rating is derived from an in-depth evaluation and analysis of a company’s balance sheet strength, operating performance, and business profile. The Best’s Ratings scale is comprised of 15 individual ratings grouped into 9 categories (excluding suspended ratings).
     A.M. Best currently assigns a Best’s Rating of “A-” (Excellent) to PMIC and “B++” (Good) to American Millers, effective June 2, 2008. These ratings are the fourth-and fifth-highest of 15 ratings, respectively. The categories of “Excellent” and “Good” represent the second and third highest of nine categories. Insurance companies rated “A-” are considered by A.M. Best to have “an excellent ability to meet their ongoing obligations” to policyholders and companies rated “B++” are considered by A.M. Best to have “a good ability to meet their ongoing obligations” to policyholders. PMIC and American Millers were both assigned an A- rating in reports as of May 18, 2007 and May 3, 2006. According to A.M. Best, American Millers’ current rating has dropped due to its modest business profile.
     In its most recent ratings report on Penn Millers, A.M. Best cited that the Company’s rating reflects solid capitalization, steps taken to retain a greater portion of direct underwriting profits through a more efficient use of ceded reinsurance, significant presence in the agri-business market segment and strong agency relationships. The report indicated that these positive rating factors were partially offset by the Company’s below average underwriting results driven by a high expense ratio, erratic reserve development and history of large storm losses. The Company’s Best’s Rating may be an important factor affecting its ability to attract new business from customers and producers.

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     Best Capital Adequacy Ratio (“BCAR”) is the ratio of adjusted surplus to net required capital, as determined by A.M. Best. The Company’s BCAR rating impacts its overall A.M. Best rating. The Company estimates that it needs a minimum BCAR ratio of at least 175 to maintain its A- rating. As of December 31, 2007 the Company’s BCAR was 219.7. A high level of weather-related losses and declines in the market value of bonds and stocks drove the Company’s estimated BCAR ratio down to 175.6 at October 10, 2008.
Financial Condition
     Table 1 presents selected data concerning the Company’s financial position and Exhibit IV-1 presents the Company’s balance sheet as of December 31, 2003 through December 31, 2007 and September 30, 2008.
Table 1
Selected Financial Condition Data
As of December 31, 2006, December 31, 2007 and September 30, 2008
(Dollars in Thousands)

	9/30/2008	12/31/2007	12/31/2006
Balance Sheet Data
Total assets	219,583	219,784	207,939
Total investments and cash	131,632	136,296	126,639
Premiums and fees receivable	33,302	32,489	30,465
Reinsurance receivables	20,223	15,640	18,886

Loss and loss adjustment expense reserves	103,278	95,956	89,405
Unearned premiums	47,753	46,595	43,294
Total liabilities	164,741	158,212	147,238
Total surplus	54,842	61,572	60,701
Total surplus / assets	24.98%	28.01%	29.19%
Source: Penn Millers’ GAAP financial statements.
     The Company’s total assets increased 5.7% from $207.9 million at December 31, 2006 to $219.8 million at December 31, 2007 and stayed flat at $219.6 million at September 30, 2008. From December 31, 2007 to September 31, 2008, reinsurance receivables increased by $4.6 million and deferred income taxes increased by $2.4 million. These increases were offset by a $2.9 million decline in investment securities, which resulted from a write-down of impaired,

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equity securities, a $1.7 million decline in cash and a $3.3 million decline in assets from discontinued operations.
     The Company’s portfolio of investment securities amounted to $126.2 million at December 31, 2007 and constituted 57.4% of total assets. The Company’s investment portfolio amounted to $123.2 million as of September 30, 2008. Exhibit IV-3 presents the Company’s investment portfolio as of December 31, 2006, December 31, 2007, and September 30, 2008. All of the Company’s investment securities are carried at fair value. The Company’s investment objectives are to (a) fund insurance policy liabilities when they are due and (b) maximize enterprise value. In addition, the Company’s investment approach seeks to (a) emphasize bond portfolio interest income rather than realized gains; (b) emphasize long-term appreciation on common stock investments; (c) limit realized losses, and (d) ensure stable surplus growth consistent with the Company’s objective to maintain a high quality portfolio while managing duration to limit interest rate risk.
     Consistent with its investment policy, the Company’s investment portfolio is primarily comprised of fixed-income debt securities. The Company’s fixed-income investment portfolio is professionally managed by an external firm, Conning Asset Management (“CAM”), which is a registered independent investment advisor that specializes in providing investment management services to the insurance industry. As of September 30, 2008, CAM managed approximately $72.1 billion of assets. The company’s equity portfolio is invested in index funds with the majority place in an S&P 500 based fund.
     As of year-end 2007, Penn Millers’ investments consisted of $20.7 million of mortgage-backed securities, $92.0 million of other types of fixed-income securities and $13.4 of equity securities. The current average maturity of the Company’s debt security investments, excluding

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mortgage-backed securities that are subject to prepayment, was approximately 4.6 years. The current average duration of the mortgage-backed securities portfolio is 5.8 years. The Company’s portfolio of debt securities as of December 31, 2007 was considered investment grade based on third-party ratings agencies. The following chart shows the composition of securities of Penn Millers’ investment portfolio as of September 30, 2008.
Chart 2
Penn Millers’ Investment Portfolio
As of September 30, 2008
Source: Penn Millers’ management.
     Total liabilities increased from $147.2 million at December 31, 2006 to $158.2 million at December 31, 2007, before increasing further to $164.7 million at September 30, 2008. The $6.5 million increase in total liabilities from December 31, 2007 to September 30, 2008 primarily reflected a $7.3 million increase in loss and loss adjustment expense reserves and a $1.2 million increase in unearned premiums, offset by a $1.4 million decline in accounts payable and accrued expenses. Reserves and unearned premium increases were due mainly to the increase in direct premiums written.

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     Penn Millers had $1.7 million of borrowed debt outstanding as of December 31, 2007 and $1.5 million of borrowed debt outstanding as of September 30, 2008. This debt was originated to fund the acquisition of GSR and EIG and the company intends to retire it with the proceeds from the sale of EIG. This term loan matures in 2010 and is subject to certain covenants and restrictions, including limitations on additional borrowing arrangements, encumbrances, and sales of assets.
     The Company’s total surplus, as measured under generally accepted accounting principles (“GAAP”), increased modestly from $60.7 million in 2006 to $61.6 million in 2007 as a result of profitable operating results. The Company’s total surplus declined from $61.6 million at year-end 2007 to $54.8 million at September 30, 2008. The decline was attributable primarily to $4.2 million of unrealized investment holding loss and a $2.4 million goodwill write-down related to discontinued operations. The Company’s ratio of total surplus to total assets decreased from 28.0% at December 31, 2007 to 25.0% at September 30, 2008. The combination of decreased equity capital and increased asset totals has contributed to the recent decline of the Company’s surplus to total assets ratio. Additionally, as shown in the following chart, the Company’s return on average assets (“ROAA”) and return on average equity (“ROAE”) have declined during the past several years.

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Chart 3
Penn Millers ROAA and ROAE
For the Year Ended December 31, 2003 to the LTM period
Source: Curtis calculation based on Penn Millers’ GAAP financial statements.

*	Note: ROAA and ROAE utilize LTM period net income and asset and equity book value vales at 9/30/08 and 9/30/07 to derive calculations.
Income and Expense Trends
     Table 2 displays the Company’s earnings results and selected operating ratios for 2006, 2007 and the LTM period. Exhibit IV-2 displays the Company’s annual income statements for 2003 through 2007 and the LTM period. Penn Millers’ operating results are influenced by factors affecting the P&C insurance industry in general. The performance of the P&C insurance industry is subject to significant variations due to competition, weather, catastrophic events, regulation, general economic conditions, judicial trends, fluctuations in interest rates, and other factors.

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Table 2
Selected Operating Performance Data
For the Year Ended December 31, 2006, December 31, 2007 and September 30, 2008
(Dollars in Thousands)

	LTM (a)	2007	2006
REVENUE

Premiums earned	$76,799	$70,970	$64,645
Investment income, net of investment expense	5,464	5,324	4,677
Realized investment (losses) gains, net	(2,384)	(702)	349
Other revenue	452	508	345

Total revenue	80,331	76,100	70,016

LOSSES AND EXPENSES
Losses and loss adjustment expenses	56,511	49,783	43,766
Underwriting and administrative expenses	24,890	24,163	23,296
Interest expense	141	125	222
Other expenses, net	265	184	314

Total losses and expenses	81,807	74,255	67,598

Income from continuing operations	(1,476)	1,845	2,418

Income taxes expense (benefit)	(465)	396	506

Net income (loss) from continuing operations	(1,011)	1,449	1,912

Discontinued Operations:
Pre-tax (loss) income on discontinued ops	(3,441)	(489)	292
Income tax (benefit) expense	(332)	(126)	124

(Loss) income on discontinued ops	(3,109)	(363)	168

Net income	(4,120)	1,086	2,080

Operating Ratios
Loss ratio (b)	73.6%	70.1%	67.7%
Expense ratio (c)	32.4%	34.0%	36.0%
Combined ratio (d)	106.0%	104.2%	103.7%
Notes:
(a)	LTM = Last twelve month period ended September 30, 2008.

(b)	Losses and loss adjustment expenses divided by premiums earned.

(c)	Underwriting expenses divided by premiums earned.

(d)	Sum of the loss ratio and the expense ratio.
Source: Penn Millers’ GAAP financial statements. Statutory financials provided in Exhibit V.
     Penn Millers’ total revenue grew from $70.0 million in 2006 to $80.3 million in the LTM period, excluding revenue from discontinued operations. Net premiums earned grew from $64.6

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million in 2006 to $76.8 million in the LTM period, representing a compound annual growth rate of 10.3%. Realized investment losses of $2.4 million for the LTM period, caused by recent financial markets activity, had a negative impact on total revenue growth and net income. Including discontinued operations, Penn Millers experienced a net loss of $4.1 million in the LTM period as compared to net income of $1.1 million for 2007 and $2.1 million in 2006.
     A key measurement of the core profitability of any insurance company for a given period is its combined ratio, which is equal to the sum of its loss ratio and its expense ratio. However, investment income, federal income taxes and other non-underwriting income or expense are not reflected in the combined ratio. The profitability of P&C insurance companies depends on income from underwriting, investment, and service operations. Underwriting results are considered profitable when the combined ratio is under 100% and unprofitable when the combined ratio is over 100%.
     Underwriting and administrative expenses increased from $23.3 million in 2006 to $24.9 million in the LTM period. As a percent of earned premium revenue, the Company’s expense ratio has decreased steadily from 36.0% in 2006 to 32.4% in the LTM period. The loss ratio increased from 67.7% in 2006 to 73.6% in the LTM period, resulting in a combined ratio that increased from 103.7% in 2006 to 106.0% in the LTM period. According to management, Penn Millers experienced unusually high losses in 2007 and 2008. As shown in the following chart, since 2003, Penn Millers’ combined ratio has ranged from 103.7% to 107.3%.

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Chart 4
Penn Millers Combined Ratio Composition
For the Year Ended December 31, 2003 to the LTM Period
Source: Penn Millers GAAP financial statements. Statutory ratios provided in Exhibit V.
     Net investment income increased from $4.7 million in 2006 to $5.5 million in the LTM period. Net realized investment gains decreased from $349,000 in 2006 to negative $2.4 million in the LTM period. This decrease in net realized gains was attributable to the change in value of the securities in the Company’s investment portfolio. As discussed further in the Industry Fundamentals Section of this report, the recent crisis in the financial markets has had an industry-wide effect on insurance companies’ investment portfolios.
     The Company’s commercial lines segment has remained unprofitable over the past three years but net premiums earned grew from $26.8 in 2006 to $29.3 million in 2007, representing a growth rate of 9.3%, before further growing to $31.9 million in the LTM period. Losses and loss adjustment expenses grew from 65.5% of net premiums earned in 2006 to 72.9% of net premiums earned in the LTM period, which was the primary driver behind segment losses from the Company’s commercial lines business. Commercial losses totaled $2.6 million in the LTM period.

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Chart 5
Penn Millers Commercial Lines Net Premiums Written and Loss Ratio
For the Year Ended December 31, 2006 to the LTM Period
Source: Penn Millers financial statements.
     The Company’s agribusiness segment broke even in 2006, was profitable in 2007, and unprofitable for the LTM period. Net premiums earned grew from $35.9 in 2006 to $40.2 million in 2007, representing a growth rate of 12.1%, before further growing to $43.4 million in the LTM period. Losses and loss adjustment expenses grew from 66.3% of net premiums earned in 2006 to 73.3% of net premiums earned in the LTM period, which was the primary driver behind segment losses from the Company’s agribusiness. Agribusiness losses totaled $1.0 million in the LTM period.
Chart 6
Penn Millers Agribusiness Net Premiums Written and Loss Ratio
For the Year Ended December 31, 2006 to the LTM Period
Source: Penn Millers financial statements.

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     The Company exited the personal lines business in 2004. Expenses related to the personal lines amounted to approximately $100,000 in each of 2006 and 2007. The personal line segment incurred $269,000 of underwriting income in the LTM period due to favorable reserve takedowns on old claims.
     The Company’s assumed reinsurance business relates primarily to its participation in various involuntary pools and associations and the run-off of the Company’s participation in voluntary reinsurance agreements that have been terminated. Assumed reinsurance accounted for 3% of direct premiums written in 2006, 2% of direct premiums written in 2007 and 2% of direct premiums written in the LTM period. Assumed reinsurance was not profitable over the past three years.
     Penn Millers ceded $20.0 million, $21.2 million and $18.7 million of gross written premiums to reinsurers for the LTM period and the years ended December 31, 2007 and 2006, respectively.
     Table 3 provides operating performance segment data for the Company for the years ended December 31, 2006 and 2007 and the LTM period.

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Table 3
Segment Operating Performance Data
For the Years Ended December 31, 2006, December 31, 2007 and the LTM Period
(Dollars in Thousands)

	For the twelve month period ended September 30, 2008
							As a % of Total
	Agri	Commerical	Personal	Assumed	Total	Agri	Comm	Pers

Direct premiums written	$43,812	$32,446	$0	$1,596	$77,854	56.3%	41.7%	0.0%

Net premiums earned	43,377	31,871	0	1,551	76,799	56.5%	41.5%	0.0%

Losses and loss adjustment expenses	31,786	23,231	(269)	1,763	56,511	56.2%	41.1%	-0.5%
Other underwriting expenses	12,624	11,194	0	514	24,332	51.9%	46.0%	0.0%

Total losses and expenses	44,410	34,425	(269)	2,278	80,843	54.9%	42.6%	-0.3%

Underwriting income (loss)	(1,033)	(2,554)	269	(727)	(4,044)	25.5%	63.2%	-6.7%

	For the year ended December 31, 2007
							As a % of Total
	Agri	Commerical	Personal	Assumed	Total	Agri	Comm	Pers

Direct premiums written	$41,402	$31,266	$0	$1,450	$74,119	55.9%	42.2%	0.0%

Net premiums earned	40,245	29,260	0	1,464	70,970	56.7%	41.2%	0.0%

Losses and loss adjustment expenses	27,313	20,570	94	1,806	49,783	54.9%	41.3%	0.2%

Other underwriting expenses	12,491	10,603		561	23,656	52.8%	44.8%	0.0%

Total losses and expenses	39,804	31,173	94	2,367	73,439	54.2%	42.4%	0.1%

Underwriting income (loss)	441	(1,913)	(94)	(903)	(2,469)	-17.9%	77.5%	3.8%

	For the year ended December 31, 2006
							As a % of Total
	Agri	Commerical	Personal	Assumed	Total	Agri %	Comm %	Personal %

Direct premiums written	$38,350	$27,144	$0	$2,030	$67,525	56.8%	40.2%	0.0%

Net premiums earned	35,889	26,761	0	1,995	64,645	55.5%	41.4%	0.0%

Losses and loss adjustment expenses	23,795	17,531	98	2,342	43,766	54.4%	40.1%	0.2%
Other underwriting expenses	12,092	9,908	0	661	22,661	53.4%	43.7%	0.0%

Total losses and expenses	35,887	27,439	98	3,004	66,428	54.0%	41.3%	0.1%

Underwriting income (loss)	2	(678)	(98)	(1,008)	(1,782)	-0.1%	38.0%	5.5%
Source: Penn Millers financial statements.
     Table 4 presents additional gross premium data for the Company’s agribusiness and commercial lines segments for the years ended December 31, 2006 and December 31, 2007.

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Table 4
Agribusiness and Commercial Lines Segment Gross Premium Data (a)
For the Year Ended December 31, 2006 and December 31, 2007
(Dollars in Thousands)

	Agribusiness		Commerical Lines
	2007	2006	2007	2006
Gross premiums written:
Fire and Allied	$17,796	$16,762	$5,482	$5,144
Inland	2,302	2,045	247	258
Workers Compensation	7,394	6,610	7,716	5,825
General Liability	9,379	8,454	5,425	3,899
Product Liability	3,990	3,707	254	150
Surety	18	15	0	0
Burglary	166	153	42	32
Boiler and Machinery	866	793	768	653
Auto	14,055	13,334	4,914	3,983
Commercial Multi-Peril	0	0	12,987	12,394
Earthquake	0	0	27	29

Total	55,965	51,874	37,860	32,365

(% of Total Premiums) Gross premiums written:
Fire and Allied	31.8%	32.3%	14.5%	15.9%
Inland	4.1%	3.9%	0.7%	0.8%
Workers Compensation	13.2%	12.7%	20.4%	18.0%
General Liability	16.8%	16.3%	14.3%	12.0%
Product Liability	7.1%	7.1%	0.7%	0.5%
Surety	0.0%	0.0%	0.0%	0.0%
Burglary	0.3%	0.3%	0.1%	0.1%
Boiler and Machinery	1.5%	1.5%	2.0%	2.0%
Auto	25.1%	25.7%	13.0%	12.3%
Commercial Multi-Peril	0.0%	0.0%	34.3%	38.3%
Earthquake	0.0%	0.0%	0%	0%

Total	100.0%	100.0%	100.0%	100.0%

Note: (a) Gross premiums written are prior to ceded premiums to reinsurers.

Source: Penn Millers GAAP financial data.
     Fire and allied gross premiums written, the largest component of the Company’s agribusiness segment, increased by 6.2% to $17.8 million in 2007, compared to $16.8 million in 2006. Direct commercial multi-peril gross premiums written, the largest component of the Company’s commercial lines segment, increased by 4.8% to $13.0 million in 2007, compared to $12.4 million in 2006. The chart below shows the Company’s composition of direct premiums written, by line of business, for the year ended December 31, 2007.

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Chart 7
Agribusiness and Commercial Lines Composition of Gross Premiums Written
For the Year Ended December 31, 2007

Source: Penn Millers financial data.

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III. INDUSTRY FUNDAMENTALS
     The P&C insurance industry fluctuates between “soft markets” characterized by declining premiums, pricing and excess underwriting capacity, and “hard markets” characterized by increasing premium rates and shortages of underwriting capacity. During hard markets, P&C coverage can be more difficult to find due to premium price increases and insurers exiting marginally profitable business lines. During soft market conditions, premium rates are at best stagnant and P&C insurance coverage is readily available to insureds. The P&C insurance industry is currently experiencing a soft market. The following chart shows the cyclical nature of the industry over the past thirteen years. As mentioned earlier in this report and shown below, Penn Millers has been able to increase revenue above industry averages during hard market conditions.
Chart 8
Historical Net Premiums Written Growth

Source: Penn Millers’ management.

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     The P&C industry includes insurers ranging from large, diverse, global companies to small, specialized regional companies. Often times, smaller insurance companies compete with many insurance companies with substantially greater financial resources, more advanced technology, larger volumes of business, more diversified insurance coverage, broader ranges of projects, and higher ratings. Insurance companies compete on the sale of products to customers and recruitment and retention of agents. Larger insurers may have certain competitive advantages over smaller regional companies, including increased name recognition, increased loyalty of their customer base, greater efficiencies and economies of scale and lower policy acquisition costs.
     According to data from SNL Financial, the domestic P&C industry generated a net underwriting loss of $11.22 billion on a statutory basis for the third quarter of 2008, a decrease of $14.46 billion from the third quarter of 2007. The industry’s combined ratio was 110.91% for the third quarter of 2008, which was an increase of 14.8 points over the industry’s 2007 third quarter combined ratio of 96.1%. The Insurance Services Office (the “ISO”) Property Claim Service unit reported that insured property losses in the third quarter totaled $11.5 billion as a result of eleven defined catastrophes.
     The results for the P&C insurance industry were also affected by deterioration in results from mortgage and other financial guaranty insurers. Combined net realized capital losses in the third quarter of 2008 totaled $7.2 billion on an after-tax basis, compared to generated capital gains of $3.29 billion in the third quarter of 2007.
     Fitch, Inc. (“Fitch”) downgraded the United States P&C industry from a stable to negative rating outlook in October 2008 primarily reflecting the fallout from significant deterioration in the global financial markets, and the adverse impact on insurers’ balance sheets

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and financial flexibility. According to Fitch, the downgrade reflects the significant falls in the global credit and equity markets, and unprecedented market volatility and uncertainty. Declining market value of investment holdings has lead to significant declines in economic capitalization and profitability. Furthermore, ongoing market volatility creates the potential for further reductions in capital as market values decline and additional impairments are recognized. In the remainder of 2008, Fitch does not anticipate earnings to rebound significantly, since further investment losses are likely.
     According to Fitch, the P&C insurance industry has faired better than other financial services sectors. Unlike life insurance companies, non-life, or P&C companies generally have minimal liquidity exposure as their products are not deposit-based or linked to institutional funding. However, P&C companies do face pressures from declining investment (and capital) values, intense competition and soft premium rates in many lines of business. According to Fitch, these factors along with the general deterioration of underwriting results and expected reductions in reserve releases as compared to recent years could ease the “softening” trend in pricing.

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IV. COMPARISONS WITH PUBLICLY-TRADED COMPANIES
General Overview
     Curtis considered several established valuation methodologies for this Appraisal, including the discounted cash flow approach, cost approach, and comparative market approach. The comparative market approach was chosen to determine the Estimated Pro Forma Market Value of PMHC because: 1) it has been widely accepted as a valuation approach by applicable regulatory authorities; 2) where possible, the generally employed valuation method in initial public offerings is the comparative market approach, which can also be relied upon to determine the Estimated Pro Forma Market Value of an insurance company mutual-to-stock conversion; and 3) reliable market and financial data are readily available for most comparable companies.
     The comparable market approach provides a basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of comparable companies. The comparable market approach measures the value of an asset through an analysis of recent sales or offerings of property sharing valuation characteristics with the subject company. When applied to the valuation of equity interests, consideration is given to the financial condition and operating performance of the company being appraised relative to those of publicly-traded companies, or recently acquired companies operating in the same or similar lines of business. These companies are potentially subject to similar economic, environmental and political factors and considered to be reasonable investment alternatives. Publicly-traded companies provide indications of value of a freely-traded minority interest (i.e. non-control).
     The comparable market approach derives valuation benchmarks from the trading patterns of selected comparable companies that, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution

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in a mutual-to-stock conversion offering. In this chapter, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly-traded insurance companies. Chapter V discusses market value adjustments (both discounts and premiums) to account for actual differences between PMHC and the comparable group of companies discussed below.
Selection Criteria
     When applying the comparative market approach, the appraiser would ideally utilize companies identical to PMHC in terms of lines of business, growth, profitability, earnings, and the publicly-held, minority structure. Since there are no companies identical to PMHC, we selected a peer group of publicly-traded P&C insurance companies that share valuation characteristics with Penn Millers (the “Comparable Group”). Selected market price and financial performance data for P&C insurance companies listed on the New York and American Stock Exchanges or traded on the NASDAQ Stock Market are shown in Exhibit VI as compiled from data obtained from SNL Financial LC (“SNL Financial”), a leading provider of financial and market data focused on financial services industries and Capital IQ, Inc. (“Capital IQ”), a provider of financial and market data. Several criteria, discussed below, were used to select the individual members of the Comparable Group from the overall universe of the publicly-traded P&C insurance segment (“Public P&C Insurance Group”). Generally, we considered operating characteristics, marketability of stocks, and liquidity in our selection process.
     Operating Characteristics: A company’s operating characteristics affect investors’ expected rates of return on a company’s stock under various business and economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle,

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include financial variables such as profitability, capitalization, growth, risk exposure, liquidity, and other factors such as lines of business and management strategies.
     Marketability of a stock: Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security.
     Liquidity: Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations. We eliminated from the selection process companies with market prices that were materially influenced by publicly-announced or widely rumored acquisitions.
     Specifically, in determining the Comparable Group, we focused primarily on size, profitability, and market segment. To obtain a meaningful Comparable Group, we broadened the size criterion to encompass what we believed to be a meaningful number of companies. In addition, due to ongoing consolidation activity within the insurance industry, we sought to include a sufficient number of companies in the event that one or more of the Comparable Companies are subsequently subject to an acquisition prior to completion of the Offering.
     We focused on the lower quartile of the Public P&C Insurance Group based on asset size and market capitalization metrics. Our selection criteria are summarized below:
•	Publicly-traded — stock-form insurance company whose shares are traded on New York Stock Exchange, American Stock Exchange, or NASDAQ Stock Market.

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•	Market segment — insurance companies whose primary market segment is listed as P&C by SNL Financial.

•	Current financial data — publicly reported financial data for the twelve months ended June 30, 2008 or September 30, 2008, if available.

•	Asset size — total assets less than $1.2 billion.

•	Profitability — return on average equity (“ROE”) less than 20.0%.
     The mutual holding company form of ownership (“MHC”) has been in existence in its present form in the thrift industry since 1991. As of the date of this Appraisal, there were approximately 40 publicly-traded thrift companies operating as subsidiaries of MHCs, but no publicly-traded insurance institutions operating as subsidiaries of MHCs. There were, however, certain P&C insurance companies operating with corporate forms of ownership that can be considered economically similar to Penn Millers’ pro forma MHC corporate organization. These companies were considered in our analysis, however, they did not constitute a comparable group by themselves. The unique characteristics of the MHC form of ownership were considered in Chapter V when determining discounts and premiums to the Company’s pro-forma market value, where appropriate.
     After applying the above criteria, the screening process yielded twenty-three companies. Eight of these companies (Affirmative Insurance Holdings, Inc., American Safety Insurance Holdings, Ltd., American Physicians Services Group, Inc, American Physicians Capital, Inc, Amerisafe, Inc, Castlepoint Holdings, Inc, Hilltop Holdings, Inc, and FPIC Insurance Group, Inc.) were excluded from the Comparable Group due to their concentrated business activity in specialized products whose lines of business were not comparable to Penn Millers and/or the specialty nature of their business yielded above average profitability. Additionally, Specialty

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Underwriters’ Alliance, Inc. was excluded from the Comparable Group due to a recently announced offer to purchase this company.
          A general operating summary of the fourteen companies selected for the Comparable Group is presented below.
Table 8
General Operating Summary of the Comparable Group
As of the LTM period

				Total Assets	Total Equity	Equity /
	Ticker	Exchange	State	($000)	($000)	Assets

Penn Millers	NA	NA	PA	$219,583	$54,842	25.0%

Comparable Group Mean	NA	NA	NA	643,379	195,397	31.5%
Comparable Group Median	NA	NA	NA	682,567	186,369	31.4%

Comparable Group
21st Century Holding Company	TCHC	NASDAQ	FL	198,435	79,724	40.2%
Baldwin & Lyons, Inc.	BWINB	NASDAQ	IN	838,653	343,851	41.0%
CRM Holdings, Ltd.	CRMH	NASDAQ		447,604	109,906	24.6%
Donegal Group Inc.	DGICA	NASDAQ	PA	894,071	355,657	39.8%
Eastern Insurance Holdings, Inc.	EIHI	NASDAQ	PA	390,597	156,138	40.0%
EMC Insurance Group Inc.	EMCI	NASDAQ	IA	1,108,380	303,403	27.4%
First Mercury Financial Corporation	FMR	NYSE	MI	912,238	259,052	28.4%
Hallmark Financial Services, Inc.	HALL	NASDAQ	TX	549,680	189,506	34.5%
Mercer Insurance Group, Inc.	MIGP	NASDAQ	NJ	564,442	132,953	23.6%
National Interstate Corporation	NATL	NASDAQ	OH	990,475	204,817	20.7%
National Security Group, Inc.	NSEC	NASDAQ	AL	140,762	35,106	24.9%
NYMAGIC, INC.	NYM	NYSE	NY	986,563	183,231	18.6%
SeaBright Insurance Holdings, Inc.	SBX	NYSE	WA	800,691	309,355	38.6%
Unico American Corporation	UNAM	NASDAQ	CA	184,713	72,859	39.4%
Source: Penn Millers’ GAAP financial statements; SNL Financial.
     The Comparable Group includes five companies with total assets less than $500 million and three below $250 million (21st Century Holding Company, National Security Group, Inc., and Unico American Corporation) in total assets. In addition, two of the insurance companies, Donegal Group, Inc. and Eastern Insurance Holdings, Inc., are headquartered in Pennsylvania, while another, Mercer Insurance Group, Inc. is based in New Jersey with an insurance subsidiary domiciled and generating a significant portion of its business in Pennsylvania. Two of these companies, National Interstate Corporation and First Mercury Financial Corporation, offer niche

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and/or underserved products in the commercial sector. Additionally, many of the Comparable Group companies completed an initial public offering within the past several years and two companies, Eastern Insurance Holdings, Inc. and Mercer Insurance Group, Inc., specifically completed mutual-to-stock conversion offerings. Lastly, two companies, Donegal Group Inc. and EMC Insurance Group, Inc, operate under corporate forms of ownership that are economically similar to Penn Millers’ pro forma MHC corporate organizational structure. For purposes of our analysis, the financial data and pricing ratios of Donegal Group, Inc. and EMC Insurance Group, Inc. have been considered on an “as-reported” basis. The financial data and pricing ratios of these companies were also separately considered on a fully-converted basis to eliminate distortions that result from different outstanding public ownership interests. Following the “second-step” thrift conversion model, the fully-converted Price/Book (“P/B”) ratios of Donegal Group Inc. and EMC Insurance Group Inc. are within the range of the Comparable Group of companies P/B ratios as discussed later in this report. It should be noted, however, given the fact that the structures of these companies were created under different regulations, it is uncertain as to how a “second-step” or full conversion could work.
     While none of these companies are exactly identical to Penn Millers, we believe that the chosen Comparable Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

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Summary Profiles of the Comparable Group Companies1
21st Century Holding Company (NASDAQ: TCHC)
     21st Century Holding Company (“21st Century”), an insurance holding company, engages in insurance underwriting, distribution, and claims process primarily in the United States. The company underwrites homeowners’ insurance that protects an owner of real and personal property against the causes of loss to the property; commercial general liability insurance for approximately 250 classes of artisan and mercantile trades, habitational exposures, and various special events; personal and commercial automobile insurance; and flood insurance products. It also processes claims made by third-party insureds; and provides premium financing through its distribution network of general and independent agents. The company was founded in 1991 and is based in Lauderdale Lakes, Florida.
Baldwin & Lyons, Inc. (NASDAQ: BWINB)
     Baldwin & Lyons, Inc. (“Baldwin & Lyons”), through its subsidiaries, engages in marketing and underwriting property and casualty insurance in the United States, Canada, and Bermuda. It offers fleet trucking insurance products to companies in the motor carrier industry, which include casualty insurance, such as motor vehicle liability, physical damage, and other liability insurance; workers’ compensation insurance; specialized accident, such as medical and indemnity insurance for independent contractors; fidelity and surety bonds; and cargo insurance. The company also offers various services, including risk surveys and analyses; government compliance assistance; loss control and cost studies; claims handling; and research, development, and consultation in connection with new insurance programs, including development of

[1]	Comparable Company business descriptions sourced from company 10-K filings and Capital IQ.

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computerized systems to assist in monitoring accident data. In addition, Baldwin & Lyons accepts cessions and retrocessions from selected insurance and reinsurance companies, principally reinsuring against catastrophes. Further, it markets private passenger automobile liability and physical damage coverages to individuals; commercial automobile liability, physical damage, and cargo insurance to truck owner-operators. Baldwin & Lyons sells its products through a network of independent agents. The company was founded in 1930 and is based in Indianapolis, Indiana.
CRM Holdings Ltd. (NASDAQ: CRMH)
     CRM Holdings, Ltd. (“CRM”), thorough its subsidiaries, provides workers’ compensation insurance products and services. Its primary insurance segment offers workers’ compensation insurance to employers in California, Arizona, Florida, Nevada, New Jersey, and New York through independent insurance brokers and agents; and excess and frequency coverage policies to self-insured entities. The company’s Reinsurance segment includes the reinsurance of workers’ compensation coverage written by other insurance companies and self-insured entities. This segment offers excess of loss and quota share reinsurance products. Its Fee-Based Management Services segment includes the offering of various management services to self-insured groups in California and New York under fee-for-service arrangements. It provides the groups with a range of services, including general management, underwriting, risk assessment, medical bill review and case management, general record keeping, and regulatory compliance, as well as safety and loss control services to group members. The company also acts as an insurance broker by placing excess and frequency insurance coverage and surety bonds for the groups. CRM is based in Hamilton, Bermuda.

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Donegal Group, Inc. (NASDAQ: DGICA)
     Donegal Group, Inc. (“Donegal”), through its subsidiaries, provides personal and commercial property and casualty lines of insurance to businesses and individuals in the United States. Its personal lines of insurance products include private passenger automobile, which provides protection against liability for bodily injury and property damage arising from automobile accidents, and protection against loss from damage to automobiles owned by the insured; and homeowners insurance that provides coverage for damage to residences and their contents from a range of perils, including fire, lightning, windstorm, and theft, as well as covers liability of the insured arising from injury to other persons or their property. The company’s commercial lines of insurance products comprise commercial multi-peril policies; workers’ compensation policies, which provide benefits to employees for injuries sustained during employment; and commercial automobile policies that provide protection against liability for bodily injury and property damage arising from automobile accidents, and protection against loss from damage to automobiles owned by the insured. The company markets its products through approximately 2,000 independent insurance agencies. Donegal was founded in 1986 as a downstream holding company by Donegal Mutual Insurance Company, which currently holds approximately 65.4% of the aggregate voting power of both classes of Donegal’s common stock. The company is headquartered in Marietta, Pennsylvania.
Eastern Insurance Holdings, Inc. (NASDAQ: EIHI)
     Eastern Insurance Holdings, Inc. (“Eastern”), through its subsidiaries, offers workers’ compensation and group benefits insurance and reinsurance products in the United States. Its Workers’ Compensation Insurance segment provides workers’ compensation products, including

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guaranteed cost policies, policyholder dividend policies, retrospectively-rated policies, large deductible policies, and alternative market products, and large deductible policies to employers primarily in Pennsylvania, Maryland, and Delaware. The company’s Segregated Portfolio Cell Reinsurance segment offers program design, fronting, claims administration, risk management, segregated portfolio cell rental, investment, and segregated portfolio management services. Its Group Benefits Insurance segment provides dental, short and long-term disability, and term life insurance products. The company’s Specialty Reinsurance segment assumes business through its participation in reinsurance treaties with an unaffiliated insurance company related to an underground storage tank program and a non-hazardous waste transportation product. Eastern is headquartered in Lancaster, Pennsylvania.
EMC Insurance Group, Inc. (NASDAQ: EMCI)
     EMC Insurance Group, Inc. (“EMC Insurance”), through its subsidiaries, provides property and casualty insurance and reinsurance products in the United States. It operates through two segments, Property and Casualty Insurance, and Reinsurance. The Property and Casualty Insurance segment underwrites commercial and personal lines of property and casualty insurance. Its commercial lines of property and casualty insurance products include automobile, property, workers’ compensation, and liability insurance, as well as other insurance products that provide protection with respect to burglary and theft loss, aircraft, marine, fidelity and surety bonds, and other losses. This segment’s personal lines of property and casualty insurance products comprise automobile, property, and liability insurance. The Reinsurance segment underwrites property and casualty, property, crop, casualty, marine/aviation, and surety reinsurance for other insurers and reinsurers. EMC Insurance sells its products to small and

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medium-sized businesses, institutions, and individual customers through independent insurance agents. The company was founded in 1974 and is based in Des Moines, Iowa. EMC Insurance Group, Inc. is a subsidiary of Employers Mutual Casualty Company, which owns approximately 59.1% of EMC Insurance common stock.
First Mercury Financial Corporation (NYSE: FMR)
     First Mercury Financial Corporation (“First Mercury”), together with its subsidiaries, provides property and casualty insurance products and services to the specialty commercial insurance markets in the United States. The company underwrites and provides general liability insurance for the security industry, including security guards and detectives, alarm installation and service businesses, and safety equipment installation and service businesses. It also operates a wholesale insurance agency, which produces commercial lines business on an excess and surplus lines basis for non-affiliated insurers. In addition, the company provides underwriting, claims, and other insurance services to third parties through its insurance services business; third party administration services for risk sharing pools of governmental entity risks, including underwriting, claims, loss control, and reinsurance services. It markets its insurance policies through a network of wholesale and retail insurance brokers under CoverX brand name. First Mercury Financial Corporation was founded in 1973 and is headquartered in Southfield, Michigan with additional offices in Chicago, Illinois; Dallas, Texas; Boston, Massachusetts; Irvine, California; and Atlanta, Georgia.

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Hallmark Financial Services, Inc. (NASDAQ: HALL)
     Hallmark Financial Services, Inc. (“Hallmark”), through its subsidiaries, engages in marketing, distributing, underwriting, and servicing property and casualty insurance products for businesses and individuals in the United States. The company offers standard commercial insurance products, such as commercial automobile, general liability, umbrella, commercial property, commercial multi-peril, and business owner’s insurance products; excess and surplus lines of commercial insurance; and general aviation insurance products. It also provides non-standard personal automobile insurance products, such as personal automobile liability and personal automobile physical damage insurance; and claims management services. Hallmark markets its products through independent general agents, retail agents, and specialty brokers. The company was founded in 1987 and is headquartered in Fort Worth, Texas.
Mercer Insurance Group, Inc. (NASDAQ: MIGP)
     Mercer Insurance Group, Inc. (“Mercer”), through its subsidiaries, provides property and casualty insurance products for individuals, and small and medium-sized businesses. It offers commercial multi-peril policies for apartment building owners, condominium associations, business owners who lease their buildings to tenants, mercantile business owners, and offices with owner and tenant occupancies; commercial automobile policies for trucks used in business, company-owned private passenger type vehicles, church vans, funeral director vehicles, and farm labor buses; and other liability policies that cover premises and products liability exposures, and vacant land and habitational risks for carpenters, painters, and electricians. The company also writes workers’ compensation policies; surety insurance for contract and subdivision bonds, and miscellaneous license and permit bonds; and fire, allied lines, and inland marine insurance. In

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addition, it provides homeowners and private passenger automobile insurance coverages. It has operations in Arizona, California, Nevada, New Jersey, New York, Pennsylvania, and Oregon. Mercer markets its products through a network of independent agents, as well as through Internet and direct mail. The company was founded in 1844 and is headquartered in Pennington, New Jersey.
National Interstate Corporation (NASDAQ: NATL)
     National Interstate Corporation (“National Interstate”), through its subsidiaries, operates as a specialty property and casualty insurance company in the United States, the District of Columbia, and the Cayman Islands. It underwrites and sells traditional and alternative property and casualty insurance products primarily to the passenger transportation industry and the trucking industry; general commercial insurance to small businesses in Hawaii and Alaska; and personal insurance to owners of recreational vehicles, commercial vehicles, and watercraft in the United States. The company provides truck and passenger transportation alternative risk insurance products; and commercial auto liability, general liability, physical damage, and motor truck cargo coverage for truck and passenger operators, as well as offers coverage for campsite liability, vehicle replacement coverage, and coverage for trailers, golf carts, and campsite storage facilities. It also provides companion personal auto coverage to recreational vehicle policyholders. National Interstate offers its products through various distribution channels, including independent agents and brokers, affiliated agencies, and agent Internet initiatives. The company was founded in 1989 and is headquartered in Richfield, Ohio. National Interstate is a subsidiary of Great American Insurance Company.

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National Security Group, Inc. (NASDAQ: NSEC)
     The National Security Group, Inc. (“National Security”), through its subsidiaries, provides property and casualty, and life insurance products and services in the United States. It writes personal lines coverage, including dwelling fire and windstorm, homeowners, mobile homeowners, and personal non-standard automobile lines of insurance. The company also offers a line of life, accident and health, supplemental hospital, and cancer insurance products. National Security operates its business in the states of Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Oklahoma, South Carolina, Tennessee, and West Virginia, as well as on a surplus lines basis in the states of Louisiana, Missouri, and Texas. It offers its products and services through a field force of agents and career agents, as well as through a network of independent agents. The company was founded in 1947 and is based in Elba, Alabama.
NYMAGIC, Inc. (NYSE: NYM)
     NYMAGIC, INC. (“NYMAGIC”), through its subsidiaries, engages in the ownership and operation of insurance companies, risk bearing entities, and insurance underwriters and managers primarily in the United States. The company specializes in underwriting ocean marine, inland marine/fire, other liability, and aircraft insurance through insurance pools. Its ocean marine insurance covers hull and machinery, hull and machinery war risk, cargo, cargo war risk, protection and indemnity, charters’ legal liability, shoreline marine liability, marine contractor’s liability, maritime employers liability, marine umbrella (bumbershoot) liability, onshore and offshore oil and gas exploration and production exposures, energy umbrella (bumbershoot) liability, and petroleum and bulk liquid cargo. The company’s inland marine/fire insurance provides coverage for contractor’s equipment, motor truck cargo, transit floaters, surety, and

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commercial property. Its non-marine liability insurance include accountants professional, lawyers professional, contractors, commercial and habitational, and products liability products, as well as workers compensation, commercial automobile, and employment practices liability products. NYMAGIC was founded in 1964 and is based in New York, New York.
SeaBright Insurance Holdings, Inc. (NYSE: SBX)
     SeaBright Insurance Holdings, Inc. (“SeaBright”), through its subsidiaries, provides multi-jurisdictional workers’ compensation insurance in the United States. It offers insurance coverage for prescribed benefits that employers are required to provide to their employees, who may be injured in the course of their employment. The company provides its services to maritime employers with coverage needs over land, shore, and navigable waters; employers in the construction industry; and employers who are obligated to pay insurance benefits specifically under state worker’s compensation laws. It distributes its products through independent insurance brokers, and its licensed in-house wholesale insurance brokers and third-party administrators. SeaBright is licensed in 45 states and the District of Columbia to write workers’ compensation insurance. The company was founded in 1986 and is headquartered in Seattle, Washington.
Unico American Corporation (NASDAQ: UNAM)
     Unico American Corporation (“Unico”), an insurance holding company, underwrites property and casualty insurance in the United States. The company provides multiple line property and casualty insurance products, which include commercial multiple peril policies. These policies comprise property and liability coverage for natural disasters, including

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hurricanes, windstorms, hail, water, explosions, winter weather, and other events, such as theft and vandalism, fires, storms, and financial loss due to business interruption resulting from covered property damage. It also provides commercial liability coverage against third party liability from accidents occurring on the insured’s premises or arising out of its operation, as well as writes separate policies to insure commercial property and commercial liability risk on a mono-line basis. The company also markets medical, dental, and vision insurance through non-affiliated insurance companies for individuals and groups. In addition, Unico provides insurance premium financing services to insurance purchasers. The company markets its insurance products through independent insurance agents and brokers. It operates primarily in California, Arizona, Nevada, Oregon, and Washington. The company was founded in 1969 and is based in Woodland Hills, California.
Recent Financial Comparisons
     Table 9 summarizes certain key financial comparisons between PMHC and the Comparable Group. The Public P&C Insurance Group includes all the companies presented in Exhibit VI.
     The Company’s ratio of total policy reserves to total equity was 1.88x, as compared to the Comparable Group’s mean and median of 1.98x and 1.67, respectively. Among the Comparable Group, CRM Holdings, Inc. and First Mercury displayed ratios closest to the Company’s total policy reserves to total equity ratio at 2.19x and 1.92x, respectively. The Company’s total equity to total asset ratio of 25.0% was lower than the P&C industry aggregate and the Comparable Group. The Comparable Group mean and median ratios of total equity to total assets were 31.5% and 31.4%, respectively, while the Public P&C Insurance Group mean

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and median ratios of total equity to total assets were slightly lower at 29.8% and 27.5%, respectively.
     The Company’s ratio of cash and investments to total assets was 59.9% as of September 30, 2008, and was positioned below the Comparable Group mean and median ratios of 70.0% and 70.7%, respectively but was still within the range demonstrated by the Comparable Group.
Table 9
Comparable Financial Condition Data
Penn Millers and the Comparable Group
As of or for the LTM Period

					Total Cash
				Total Policy	and		Tangible	Total Policy	Cash and
	Total Assets	Total Equity	Tangible	Reserves	Investments	Equity /	Equity /	Reserves /	Investments /
	($000)	($000)	Equity ($000)	($000)	($000)	Assets	Assets	Equity	Assets

Penn Millers	$219,583	$54,842	$50,094	$103,278	$131,632	25.0%	22.8%	1.88x	59.9%

Public P&C Insurance Group Mean	12,952,557	3,570,022	2,994,120	6,900,833	8,342,941	29.8%	27.4%	2.37x	69.0%
Public P&C Insurance Group Median	3,097,800	772,175	725,845	1,696,441	2,074,100	27.5%	25.5%	2.19x	70.9%

Comparable Group Mean	643,379	195,397	183,398	370,699	439,328	31.5%	29.6%	1.98x	70.0%
Comparable Group Median	682,567	186,369	159,447	402,653	449,024	31.4%	26.1%	1.67x	70.7%

Comparable Group
21st Century Holding Company	198,435	79,724	79,724	105,484	157,691	40.2%	40.2%	1.32x	79.5%
Baldwin & Lyons, Inc.	838,653	343,851	343,851	420,044	607,346	41.0%	41.0%	1.22x	72.4%
CRM Holdings, Ltd.	447,604	109,906	106,636	240,692	348,626	24.6%	23.8%	2.19x	77.9%
Donegal Group Inc.	894,071	355,657	355,207	482,028	630,611	39.8%	39.7%	1.36x	70.5%
Eastern Insurance Holdings, Inc.	390,597	156,138	135,662	198,886	276,765	40.0%	34.7%	1.27x	70.9%
EMC Insurance Group Inc.	1,108,380	303,403	302,461	751,816	957,203	27.4%	27.3%	2.48x	86.4%
First Mercury Financial Corporation	912,238	259,052	193,645	497,959	556,817	28.4%	21.2%	1.92x	61.0%
Hallmark Financial Services, Inc.	549,680	189,506	122,085	260,581	368,641	34.5%	22.2%	1.38x	67.1%
Mercer Insurance Group, Inc.	564,442	132,953	127,537	385,262	367,966	23.6%	22.6%	2.90x	65.2%
National Interstate Corporation	990,475	204,817	204,817	574,292	544,148	20.7%	20.7%	2.80x	54.9%
National Security Group, Inc.	140,762	35,106	35,106	88,526	100,130	24.9%	24.9%	2.52x	71.1%
NYMAGIC, INC.	986,563	183,231	183,231	654,790	555,359	18.6%	18.6%	3.57x	56.3%
SeaBright Insurance Holdings, Inc.	800,691	309,355	304,744	426,401	529,407	38.6%	38.1%	1.38x	66.1%
Unico American Corporation	184,713	72,859	72,859	103,020	149,888	39.4%	39.4%	1.41x	81.1%
Source: Penn Millers’ GAAP financial statements; SNL Financial.
     Table 10 compares Penn Millers with the Comparable Group and Public P&C Insurance Group based on selected measures of profitability.

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Table 10
Comparable Operating Performance Data
Penn Millers and the Comparable Group
For the LTM period

	Total Revenue	Net Income	GAAP	GAAP Loss	Combined
	($000)	($000)	Expense Ratio	Ratio	Ratio	ROAA	ROAE

Penn Millers	$80,331	($1,011)	32.4%	73.6%	106.0%	-0.5%	-1.7%

Public P&C Insurance Group Mean	3,682,549	275,837	30.9%	64.2%	95.3%	1.9%	7.0%
Public P&C Insurance Group Median	653,049	48,429	30.3%	63.8%	95.8%	2.3%	7.9%

Comparable Group Mean	196,876	8,291	33.6%	66.4%	100.0%	1.6%	4.1%
Comparable Group Median	181,784	9,840	32.1%	63.1%	95.8%	2.3%	8.1%

Comparable Group
21st Century Holding Company	80,917	8,386	44.1%	60.1%	104.2%	3.9%	10.2%
Baldwin & Lyons, Inc.	195,232	14,843	31.9%	63.7%	95.6%	1.8%	4.0%
CRM Holdings, Ltd.	158,111	9,195	32.0%	62.5%	94.5%	2.3%	8.3%
Donegal Group Inc.	363,361	31,637	33.0%	62.9%	95.9%	3.7%	8.9%
Eastern Insurance Holdings, Inc.	139,217	8,645	37.4%	63.3%	100.7%	2.2%	5.2%
EMC Insurance Group Inc.	425,537	4,879	32.2%	77.1%	109.3%	0.4%	1.4%
First Mercury Financial Corporation	205,832	48,692	26.9%	55.1%	82.0%	5.9%	20.0%
Hallmark Financial Services, Inc.	277,431	21,946	28.9%	62.1%	91.0%	4.0%	11.9%
Mercer Insurance Group, Inc.	168,335	10,485	36.1%	61.9%	98.0%	1.9%	7.8%
National Interstate Corporation	295,364	20,845	25.3%	67.2%	92.5%	2.2%	9.8%
National Security Group, Inc.	64,001	(4,647)	46.4%	100.8%	147.2%	-3.4%	-10.2%
NYMAGIC, INC.	71,543	(92,838)	44.8%	70.8%	115.6%	-8.8%	-36.8%
SeaBright Insurance Holdings, Inc.	263,503	29,051	27.9%	55.8%	83.7%	3.8%	9.6%
Unico American Corporation	47,878	4,951	24.0%	65.8%	89.8%	2.6%	7.0%
Source: Penn Millers’ GAAP financial statements; SNL Financial.
     The Company was not profitable in the LTM period. Penn Millers’ profitability was impacted by losses on investments and a high combined ratio, which was 106.0%. The Comparable Group reported mean and median combined ratios of 100.0% and 95.8%, respectively. Two companies in the Comparable Group, NYMAGIC and National Security experienced operating losses during the LTM period.
     The Company’s relatively high combined ratio was attributable primarily to its higher loss ratio. Penn Millers’ loss ratio measured 73.6% for the LTM period, which was above the Comparable Group mean and median loss ratios of 66.4% and 63.1%. Among the Comparable Group members, only EMC Insurance and National Security reported higher loss ratios at 77.1% and 100.8%, respectively.

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V. MARKET VALUE ADJUSTMENTS
General Overview
     In the foregoing sections of this Appraisal, the Company’s relative operating performance is considered against the operating metrics of the Comparable Group. The Estimated Pro Forma Market Value of the Company reflects these considerations and also certain, additional market valuation adjustments relative to the Comparable Group. This section of the Appraisal identifies such categories of market value adjustments and how each adjustment impacts the Company’s estimated pro forma valuation. Relative to the Comparable Group, the valuation adjustments in this chapter are made from the viewpoints of potential investors, which could include policyholders with subscription rights and unrelated third parties. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Company relative to other publicly-traded insurance companies and relative to alternative investments.
     The concluded Valuation Range of the Company is predicated on the assumption that the current operating environment will continue for the Company and the insurance industry in general. Changes in the Company’s operating performance along with changes in the regional and national economies, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could materially impact the Estimated Pro Forma Market Value of the Company or the trading market values of insurance company stocks in general. Therefore, the Valuation Range provided herein is subject to a re-evaluation prior to the actual completion of the Offering.

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     The market value adjustments, which are based on certain financial and other criteria, include among others:
•	Profitability and earnings prospects;

•	Management;

•	Liquidity of the issue;

•	Subscription interest;

•	Stock market conditions;

•	Dividend outlook; and

•	New issue.
Profitability and Earnings Prospects
     An investor comparing Penn Millers to the Comparable Group would consider both recent profit trends and future earnings prospects of the Company. Profitability and earnings prospects are reflective of, and dependent upon a company’s ability to grow revenue and control expenses, and the effectiveness of managing the combined ratio, (ratio of loss and operating expenses to net premiums earned). An investor’s analysis would incorporate revenue growth prospects as well as profitability expectations, and the related risk of achieving the expected results.
     Historically, Penn Millers has demonstrated the ability to generate above-average revenue growth (driven largely by net premiums written) during both hard and soft markets. The Company’s revenue through the first nine months of 2008 was $62.5 million, which, when annualized, results in a projection of $83.3 million for fiscal year 2008. This is an increase of $7.2 million from $76.1 million in 2007, which results in an implied growth rate of 9.4% (excluding revenue from Eastern Insurance Group). Comparatively, year-over-year LTM

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revenue growth for the Comparable Group ranged from negative 65.5% to 9.6%, with a mean of negative 4.9% and a median of 2.7%. Seven of the companies experienced negative revenue growth during this LTM period.
     While Penn Millers’ revenue growth outperformed the Comparable Group, its profitability was below that of the Comparable Group. Penn Millers’ loss ratio, which measures loss expenses to net premiums earned, was 73.6% for the LTM period, well above the Comparable Group’s mean and median loss ratios of 66.4% and 63.1%, respectively. Penn Millers’ management has advised that the Company experienced unusually high losses in 2007 and the first nine months of 2008, which served to significantly increase the Company’s loss ratio.
     Penn Millers’ expense ratio, which measures underwriting expenses plus policy acquisition costs to net premiums earned, was 32.4% for the LTM period. A high expense ratio indicates excessive overhead costs while a low expense ratio would indicate an efficient organization. Penn Millers’ expense ratio for the LTM period of 32.4% was comparable to the Comparable Group, which had mean and median ratios of 33.6% and 32.1%, respectively.
     On a combined basis (losses and underwriting expenses), the Company has underperformed the Comparative Group, ranging between 103.7% and 106.0% during the past three years as compared to a range of 89.0% to 95.6% for the median of the Comparable Group. Small insurers often exhibit higher combined ratios as they typically lack economies of scale and are often more concentrated geographically as compared to larger underwriters, such as those in the Comparable Group.
     In determining Penn Millers’ future earnings prospects and related risks, an investor would consider the Company’s estimated financial projections and its likelihood of achieving

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such projections. Penn Millers’ management has developed a comprehensive growth plan that focuses on growing revenue, managing expenses and ultimately increasing profitability by targeting larger, more complex commercial accounts with highly customized products, adding new agents, terminating unprofitable agent relationships, reducing agent commission rates, expanding its geographic footprint and targeted market niches, augmenting existing products with product enhancements, pursuing new non-traditional distribution channels, adding personnel only in production roles, implementing new and renewal pricing increases and more pricing discipline to ensure rate adequacy, and improving risk selection. This detailed growth plan and forecast is predicated on hard market conditions returning in 2009.
     Due to the unknown timing of the next hard market and the Company’s recent profit trends, we do not believe investors would place much weight on the Company’s forecast and earnings prospects relative to the Comparable Group. As such, a downward adjustment is warranted as compared to the Comparable Group.
Management
     A management team’s primary charge is to articulate and implement a strategic plan, which includes creating value through revenue growth, profit improvements, risk mitigation and the efficient utilization of resources. The financial characteristics of the Company suggest that senior management and the Board of Directors have professionally managed the enterprise, and have been reasonably successful in implementing an existing operating model supported by the Company’s present organizational structure. We also believe investors will consider that the Company’s management is comprised of a team of experienced insurance executives with practical knowledge in all of the key areas of the Company’s operations, and that they have developed a detailed, strategic growth plan. Each of these are important considerations given

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that the Company is a smaller insurer, and that smaller insurers are often at a competitive disadvantage in terms of economies of scale. Given these factors, no adjustment is warranted based on management relative to the Comparable Group.
Liquidity of the Issue
     The development of a public market depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time and the existence of market makers to facilitate stock trade transactions. Therefore, stock liquidity is predicated upon the development of a broad, efficient marketplace.
     Each of the fourteen companies in the Comparable Group are listed and traded on major stock exchanges. Eleven are listed on the NASDAQ Global Market, and the remaining three on the New York Stock Exchange. Following the completion of the Offering, PMHC expects its publicly-traded common stock to be quoted on the NASDAQ Capital Market, pending receipt of approval. The NASDAQ Capital Market has lower listing threshold requirements than the NASDAQ Global Market based on certain financial and market indicators such as stockholders’ equity, net income, total assets and total market value. PMHC stock will be listed on this market because of the Company’s small size relative to the Comparable Group, and the small size of the Offering.
     The Offering is structured such that PMMHC will retain a majority of the Company’s Common Shares, and a substantial portion of the stock will likely be held by Company management and the ESOP. Since it is a minority stock offering and less than 50% of the Common Shares will be available for public trading, the stock’s after-market liquidity will be lower. Given that the MHC structure expressly limits the voting control of the Company with

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PMMHC, there is no ability for public shareholders to force a liquidity event, which dampens the likelihood of an active, liquid market for the shares.
     The Offering’s mid-tier holding company legal structure will facilitate the ability of the MHC to implement stock repurchases, improving liquidity. Additionally, it should be noted that a partial discount for a lack of liquidity is implicit in certain companies in the Comparable Group, given that such companies’ exhibit weekly trading volumes of less than one percent of the average shares in float.
     Given the Company’s stock is expected to be listed on the less active NASDAQ Capital Market, the minority nature and relatively small size of the Offering and its pro forma MHC status, there is no assurance that an established and liquid market for the common stock of PMHC will develop or that it will continually meet listing requirements. Further, the relative attractiveness of PMHC’s stock in an industry of insurers with larger market capitalizations and stock issues followed widely by investors, analysts, brokers, and market makers would suggest a less liquid market post-offering. As such, we believe a downward adjustment is appropriate to address these factors.
Subscription Interest
     The subscription interest market value adjustment endeavors to give affect to the level of investors’ confidence that an Offering or conversion will be successful. To gain insight, an investor would look to similar, previous offerings and also consider the particular attributes of the Amende Plan and the external environment.
     While mutual-to-stock conversions are commonplace in the savings institution industry, such conversions and demutualizations are less common in the insurance industry. In recent years, IPOs of savings institution stocks have attracted a great deal of investor interest. Previous

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insurance demutualizations, which include Mercer and Eastern, were oversubscribed, although purchasers with subscription rights for Eastern common stock did not purchase enough stock to reach the pro forma valuation range, and a community offering was required.
     Given the recent, economic downturn, most 2008 offerings for savings institution conversions have not fulfilled the minimum number of shares offered in the subscription offering phase, and community and syndicated community offerings were necessary to complete the aggregate stock sale. In addition, the small size and MHC status of the Offering guarantees that public shareholders will hold a minority ownership interest, with no opportunity of exercising voting control of the institution, which should serve to dampen subscription interest. Lastly, the P&C industry is currently experiencing a “soft” market, characterized by intense price competition, significant catastrophe losses, weak underwriting integrity and a deteriorating macro-economic environment. Each of these factors will likely serve to moderate subscription interest.
     Conversely, demutualized insurance companies have historically had an immediate “step up” in value based on pro forma share price after an initial public offering. This is because investors in conversion always buy at a discount to book value. Demutualizing insurance companies, in general, have historically had a positive return after an initial public offering (“IPO”), as shown in the following table.
Table 11
Previous Demutualization Offerings

			Price / Share	Stock Price
Company Name	Ticker	Offer Date	Offering	1 Day	1 Month	1 Year

Old Guard Group, Inc.	OGGI	2/18/97	$10.00	$14.63	$14.63	$17.56
Mercer Insurance Group	MIGP	12/16/03	10.00	12.15	13.66	13.36
Eastern Insurance Holdings (Educators Mutual)	EIHI	6/19/06	10.00	11.41	12.90	14.99

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PRO FORMA VALUATION APPRAISAL

     Penn Millers has engaged Griffin Financial Group, LLC (“Griffin”) as a marketing agent in connection with the Offering of the common stock. Griffin has agreed to use its best efforts to assist the Company with the solicitation of purchase orders for shares of common stock in the subscription and community offering. In addition, if necessary, Griffin would manage a syndicated community offering conducted by a group of registered broker-dealers to complete the sale of shares offered in the conversion.
     Notwithstanding the macro-environment and the fact that the Company has not yet commenced or completed the subscription and community offering, we believe that precedent demutualization outcomes provide a reasonable level of confidence to potential investors of the likelihood that the Offering can be successfully completed. Based on these circumstances, we believe no adjustment is appropriate for subscription interest.
Stock Market Conditions
     Table 12 summarizes the recent performance of various insurance stock indexes maintained by SNL Financial, along with selected other industry and broader market indexes. The SNL Insurance Index of all publicly-traded insurance companies decreased 53.7% over the LTM ended November 17, 2008. The SNL Insurance Index underperformed the broader markets indexes as reflected by the Standard & Poor’s 500, which fell 40.4% and the Russell 3000, which fell 41.1% over the last year. However, the SNL P&C Insurance Index did not fare as poorly as the overall financials sector. As discussed earlier in this report, the recent decline in the financial markets has had an industry-wide effect on insurance companies’ investment portfolios. The SNL P&C Insurance Index was down 27.3% over the past year, compared to the SNL All Financial Institutions sector, which was down 54.3% over the past year.

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PRO FORMA VALUATION APPRAISAL

Table 12
Selected Stock Market Index Performance
For the Period Ended November 17, 2008

	Total Return (%)
	Close	YTD	1 Year	3 Years
SNL Insurance Indexes
SNL Insurance	327.27	(54.62)	(53.73)	(49.71)
SNL Insurance Underwriter	316.02	(56.11)	(55.21)	(51.30)
SNL Insurance Broker	754.90	(17.82)	(18.02)	(11.14)
SNL Sector Indexes
SNL Insurance Multiline	88.59	(85.49)	(85.23)	(85.92)
SNL Insurance L&H	362.85	(63.55)	(64.31)	(55.63)
SNL Insurance P&C	382.34	(29.10)	(27.25)	(12.37)
SNL Reinsurance	430.24	(61.06)	(59.96)	(53.75)
SNL Managed Care	418.83	(65.29)	(62.90)	(61.35)
SNL Title Insurer	536.42	(42.28)	(41.01)	(65.82)
SNL Mortgage & Finl Guaranty	37.20	(82.25)	(85.07)	(93.75)
SNL Asset Size Indexes
SNL Insurance < $250M	356.86	(40.82)	(43.13)	(40.46)
SNL Insurance $250M-$500M	354.76	(34.79)	(36.38)	(35.43)
SNL Insurance $500M-$1B	333.60	(35.71)	(35.98)	(29.70)
SNL Insurance $1B-$2.5B	628.65	(32.18)	(30.01)	(18.34)
SNL Insurance $2.5B-$10B	441.55	(39.14)	(38.32)	(39.08)
SNL Insurance > $10B	302.42	(58.44)	(57.55)	(53.68)
SNL Insurance > $1B	326.93	(56.26)	(55.35)	(51.70)
SNL Insurance < $1B	389.79	(36.27)	(36.76)	(31.39)
SNL Market Cap Indexes
SNL Micro Cap Insurance	172.95	(59.05)	(61.46)	(49.59)
SNL Small Cap Insurance	396.57	(47.69)	(48.58)	(36.85)
SNL Mid Cap Insurance	228.10	(50.40)	(51.31)	(53.37)
SNL Large Cap Insurance	245.38	(57.58)	(56.42)	(52.62)
Broad Market Indexes
S&P 500	1,363.14	(40.89)	(40.36)	(27.32)
SNL All Financial Institutions	557.60	(53.45)	(54.32)	(53.11)
Russell 1000	2,115.48	(41.72)	(41.18)	(28.27)
Russell 2000	1,954.28	(40.36)	(40.50)	(29.75)
Russell 3000	2,087.88	(41.61)	(41.12)	(28.38)
Source: SNL Financial.
     Stock market performance is factored into the liquidity of issue discount and stock market volatility is factored into new issue discount. Therefore, we conclude that no adjustment is warranted for the Stock Market Conditions.

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Dividend Outlook
     When reviewing a company from an investment prospective, investors will consider a company’s capital base and its ability to pay future dividends. The payment of dividends on common stock will be subject to determination and declaration by a company’s Board of Directors and generally depends upon its financial condition, operating results, future prospects and regulatory constraints.
     Nine of the fourteen companies in the Comparable Group currently pay regular dividends, and approximately 70% of the Public P&C Insurance Group companies pay dividends. The mean of current dividend yields for the Comparable Group and the Public P&C Insurance Group were 3.7% and 2.5%, respectively. Of the six companies in the Comparable Group which completed IPOs since 2005, only two currently pay dividends, Eastern and National Interstate. Companies with new stock issues generally appear to defer dividend payments pending the post-offering determination of alternative deployment strategies and the development of seasoned trading patterns.
     Although the Company should have the capacity to make dividend payments following a successful Offering, Company management currently has no intention to pay dividends to shareholders. Further, the PID has historically prohibited converting companies from declaring or paying any dividends during the first three years following their conversions, unless granted explicit PID approval.
     In conclusion, although the Company has not established a formal policy or committed to paying dividends at any point following the Offering, we believe that investors will take note of its solid dividend-paying capacity as evidenced by its strong pro forma capitalization. Therefore,

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we have concluded that no adjustment is warranted at the present time for purposes of dividend outlook.
New Issue Discount
     A “new issue” discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing companies converting from mutual-to-stock form. The necessity to build a new issue discount into the stock price of a converting insurance company relates to uncertainty among investors. In this regard, investors are concerned about the lack of a seasoned trading history for the converting company, its operation in an intensely competitive industry, underlying concerns regarding interest rate and economic recovery trends, recent volatility in the stock market, and the ever-changing landscape of competitors and product marketing in the insurance marketplace.
     We therefore believe that a downward adjustment is warranted in the pricing of the Company’s Estimated Pro Forma Market Value.
Summary of Adjustments
     Based on the market value adjustments discussed above, the Company’s Estimated Pro Forma Market Value should be discounted to reflect the following, additional valuation adjustments relative to the Comparable Group:

Adjustments
Earnings prospects	Downward
Management	Neutral
Liquidity of issue	Downward
Subscription interest	Neutral
Stock market conditions	Neutral
Dividend outlook	Neutral
New issue	Downward

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Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. On the whole, we conclude that the Company’s pro forma valuation should be discounted relative to the Comparable Group. We have concluded that a discount of approximately 20% to 30% at the midpoint based on the price-to-book valuation metric is reasonable and appropriate for determining the Company’s pro forma Valuation Range relative to the Comparable Group’s trading ratios.
Valuation Approach
     In determining the Estimated Pro Forma Market Value of the Company, we have employed the comparable market valuation approach and considered the following pricing ratios: price-to-book value per share (“P/B”), price-to-earnings per share (“P/E”), and price-to-assets (“P/A”). Table 13 displays the trading market price valuation ratios of the Comparable Group as of November 17, 2008. Exhibit VII displays the pro forma assumptions and calculations utilized in analyzing the Company’s valuation ratios. In reaching our conclusions of the Valuation Range, we evaluated the relationship of the Company’s pro forma valuation ratios relative to the Comparable Group’s market valuation data.

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Table 13
Comparative Market Valuation Analysis
As of November 17, 2008

				Price /							Current
		Total Market		Tangible	Price / LTM		Price / LTM		Price / Total	Equity /	Dividend
	Closing Price	Value ($000’s)	Price / Book	Book	EPS		Revenue		Assets	Assets	Yield

Penn Millers (Fully Converted)
Pro Forma Valuation Minimum	$10.00	$43,350	47.5%	48.9%	Neg		0.53	x	16.9%	35.7%	0.0%
Pro Forma Valuation Midpoint	10.00	51,000	51.9%	53.4%	Neg		0.62	x	19.4%	37.4%	0.0%
Pro Forma Valuation Maximum	10.00	58,650	55.8%	57.3%	Neg		0.71	x	21.7%	39.0%	0.0%

Comparable Group Mean	NA	$152,925	69.4%	74.8%	12.98	x	0.68	x	21.4%	31.5%	3.7%
Comparable Group Median	NA	126,425	67.8%	70.1%	7.78	x	0.63	x	22.5%	31.4%	2.4%

Comparable Group
21st Century Holding Company	4.24	33,979	42.6%	42.6%	4.04	x	0.31	x	17.1%	40.2%	16.6%
Baldwin & Lyons, Inc.	16.51	247,848	72.1%	72.1%	17.02	x	1.10	x	29.6%	41.0%	5.5%
CRM Holdings, Ltd.	1.13	18,607	16.9%	17.4%	2.02	x	0.13	x	4.2%	24.6%	0.0%
Donegal Group Inc.	14.35	367,245	103.3%	103.4%	11.67	x	1.09	x	41.1%	39.8%	2.4%
Eastern Insurance Holdings, Inc.	7.80	68,459	43.8%	50.5%	9.40	x	0.48	x	17.5%	40.0%	3.4%
EMC Insurance Group Inc.	21.84	292,956	96.6%	96.9%	64.24	x	0.66	x	26.4%	27.4%	3.1%
First Mercury Financial Corporation	11.22	210,109	81.1%	108.5%	4.33	x	1.09	x	23.0%	28.4%	0.0%
Hallmark Financial Services, Inc.	6.11	127,522	67.3%	104.5%	5.82	x	0.49	x	23.2%	34.5%	0.0%
Mercer Insurance Group, Inc.	12.25	78,185	58.8%	61.3%	7.42	x	0.50	x	13.9%	23.6%	2.5%
National Interstate Corporation	15.20	293,254	143.2%	143.2%	14.21	x	1.07	x	29.6%	20.7%	1.4%
National Security Group, Inc.	7.27	17,932	51.1%	51.1%	Neg		0.26	x	12.7%	24.9%	15.0%
NYMAGIC, INC.	14.91	125,328	68.4%	68.4%	Neg		0.60	x	12.7%	18.6%	2.3%
SeaBright Insurance Holdings, Inc.	10.25	219,033	70.8%	71.9%	7.43	x	0.91	x	27.4%	38.6%	0.0%
Unico American Corporation	7.15	40,501	55.6%	55.6%	8.13	x	0.79	x	21.9%	39.4%	0.0%
Source: Penn Millers, SNL Financial and Capital IQ.
     Investors continue to make decisions to buy or sell P&C insurance company stocks based primarily upon consideration of P/B and P/E, and secondarily upon P/A comparisons. The P/E ratio is an important valuation ratio in the current insurance stock environment. However, Penn Millers’ relatively low returns on equity and assets in recent years and negative profitability during the LTM period render the comparative P/E approach not applicable. Thus, the comparative P/B approach takes on additional meaning as a valuation metric. We also relied upon the P/A ratios to confirm that our Valuation Range was within reason.
     Further, in order to provide meaningful pricing ratios for the Company such that accurate comparisons can be made with the Comparable Group pricing data, the Company’s pricing ratios reflect an assumed, full conversion of the Common Stock.

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     As of November 17, 2008, the mean and median P/B ratios for the Comparable Group were 69.4% and 67.8%, respectively. In comparison, the Public P&C Insurance Group mean and median P/B ratios were positioned slightly higher at 91.8% and 81.7%, respectively. In consideration of the foregoing analysis along with the additional adjustments discussed in this chapter and the assumptions summarized in Exhibit VII-1, we have determined a pro forma midpoint value of $51.0 million for the Company on a fully-converted basis, which implies an aggregate midpoint ratio of 51.9%. Applying a range of value of 15% above and below the midpoint, the resulting minimum of $43.35 million implies a P/B ratio of 47.5% and the resulting maximum of $58.65 million implies a P/B ratio of 55.8%.
     The Company’s pro forma P/B valuation ratios reflect discounts to the Comparable Group’s mean ratio of 69.4%, measuring 19.6% at the valuation maximum, 25.2% at the valuation midpoint, and 31.6% at the valuation minimum. The Company’s P/B valuation ratios reflect a discount to the Comparable Group’s 67.8% median of 17.8% at the valuation maximum, 23.5% at the valuation midpoint, and 30.1% at the valuation minimum. In our opinion, these levels of discounts are appropriate to reflect the previously discussed adjustments for earnings prospects, the new issue discount, and liquidity of the issue. Penn Millers’ ability to deploy the excess capital profitably and to generate growth and improved returns on equity constitutes a significant operating challenge in the highly competitive P&C insurance marketplace wherein the Company strives to overcome the relative lack of scale, critical mass, and geographic diversification in its fundamental business model.
     Based on the price-to-assets (“P/A”) measure, the Company’s midpoint valuation of $51.0 million reflects a P/A ratio of 19.4%, ranging from 16.9% at the minimum to 21.7% at the

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maximum. The Company’s P/A valuation ratio at the midpoint is similar to the Comparable Group’s corresponding mean and median P/A ratios of 21.4% and 22.5%, respectively.
Valuation Conclusion
     It is our opinion that, as of November 17, 2008, the Estimated Pro Forma Market Value of the shares to be issued immediately following the Offering, including shares issued publicly as well as to the MHC, was within a range (the “Valuation Range”) of $43.35 million to $58.65 million with a midpoint of $51.0 million. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. The Board of Directors has established a public offering range such that the public ownership of PMHC will constitute approximately 45.0% ownership interest in PMHC, with PMMHC owning the majority of the shares. Based on the foregoing valuation, the corresponding range of shares and market values based on a $10.00 per share price are as shown in the table below and are detailed in Exhibit VI-2.

	Public
	Offering	PMMHC	Total
Shares
Maximum	2,639,250	3,225,750	5,865,000
Midpoint	2,295,000	2,805,000	5,100,000
Minimum	1,950,750	2,384,250	4,335,000

Shares x Value per Share ($10.00)
Maximum	$26,392,500	$32,257,500	$58,650,000
Midpoint	$22,950,000	$28,050,000	$51,000,000
Minimum	$19,507,500	$23,842,500	$43,350,000

62

EXHIBIT I
STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS
This report is subject to the following general assumptions and limiting conditions.
1.	No investigation has been made of, and no responsibility is assumed for, the legal description of the property being valued or legal matters, including title or encumbrances. Title to the property is assumed to be good and marketable unless otherwise stated. The property is assumed to be free and clear of any liens, easements or encumbrances unless otherwise stated.
2.	Information furnished by others, upon which all or portions of this analysis is based, is believed to be reliable, but has not been verified except as set forth in this report. No warranty is given as to the accuracy of such information.
3.	This report has been made only for the purpose stated and shall not be used for any other purpose.
4.	Except as specified in our engagement letter, neither Curtis nor any individual signing or associated with this report shall be required by reason of this report to give further consultation, provide testimony, or appear in court or other legal proceeding.
5.	No responsibility is taken for changes in market conditions and no obligation is assumed to revise this report to reflect events or conditions which occur subsequent to the date hereof.
6.	The date to which the opinions expressed in this report apply is set forth in the letter of transmittal. Our opinion is based on the purchasing power of the United States dollar as of that date.
7.	It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can readily be obtained or renewed.
8.	Full compliance with all applicable federal, state and local zoning, use, environmental and similar laws and regulations is assumed, unless otherwise stated.
9.	Competent management is assumed.
10.	The opinion is predicated on the financial structure prevailing as of the date of this report.

EXHIBIT II
CERTIFICATION
We certify that, to the best of our knowledge and belief:
•	the facts and data reported by the reviewer and used in the review process are true and correct;

•	the analyses, opinions, and conclusions in this report are limited only by the assumptions and limiting conditions stated in this review report, and are our personal, impartial and unbiased professional analyses, opinions and conclusions;

•	we have no present or prospective interest in the property that is the subject of this review report, and we have no personal interest or bias with respect to the parties involved;

•	our engagement in this assignment was not contingent upon developing or reporting predetermined results;

•	our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report;

•	We have made a personal visit to the headquarters of Penn Millers.

Anthony A. Latini, Jr.

Paul M. Yeakel, Jr.

Laura E. Anastasio
January 22, 2008

Exhibit III
Overview of Curtis
With offices in Philadelphia and Pittsburgh, PA, Curtis Financial Group, LLC (“Curtis”) is a leading investment banking and corporate finance advisory firm serving middle-market clients since 1994. Our expertise and experience with financial services industry clients is reflected in our consistently high national rankings by SNL Financial LC. The Curtis team offers clients the benefit of more than 125 years of collective experience, having served: public and private middle-market companies operating in a diverse group of industries in the United States and globally; and entrepreneurs, families, corporations, private equity and venture capital investors. All securities are sold through Curtis Securities, LLC, a FINRA (www.finra.org) registered broker-dealer.
Background of Appraisers
Anthony A. Latini, Jr., CFA
Managing Director
Mr. Latini has over 20 years of experience providing corporate finance and investment banking services to middle market and large corporate clients. Mr. Latini focuses on merger and acquisition advisory services and capital raising for clients in a wide variety of industries including manufacturing, distribution, and financial services. Prior to joining Curtis, Mr. Latini was a Director in the Financial Services Group at Berwind Financial L.P. and has also held positions at Evans & Company, Inc., and CoreStates Financial Corporation. Mr. Latini received his B.S. from the Wharton School at the University of Pennsylvania and is a Chartered Financial Analyst (CFA).
Paul M. Yeakel, Jr.
Vice President
Mr. Yeakel has more than eight years of investment banking and real estate financing experience, having successfully completed projects in industries including telecommunications, flat panel displays, accounts receivable management, healthcare, software, energy and real estate. Prior to joining Curtis Financial Group, Mr. Yeakel co-founded Lighthouse Development Partners, LLC, a real estate development firm, and spent four years working in a corporate development role for CD Ventures and Gatehouse Ventures, both private investment firms located in Berwyn, PA. Additionally, Mr. Yeakel worked for Corning Incorporated as an internal corporate strategy consultant. Mr. Yeakel graduated from Carnegie Mellon’s Graduate School of Industrial Administration with a M.B.A. and earned a B.A. in English from The College of Wooster.
Laura E. Anastasio
Senior Associate
Ms. Anastasio joined Curtis Financial Group in 2005 after two years with Ernst & Young, LLP. As part of the Transaction Advisory Services Group, Ms. Anastasio completed valuation assignments involving both businesses and sale leaseback transactions. She has experience working in a variety of industries ranging from consumer products to computer technology. Ms. Anastasio holds a B.S. in Industrial Engineering from Lehigh University. She is also a member of the American Society of Appraisers.

Exhibit IV-1
Penn Millers Holding Corporation
Historical Balance Sheets — GAAP Basis
(Dollars in Thousands)

	9/30/2008	12/31/2007	12/31/2006	12/31/2005	12/31/2004	12/31/2003
ASSETS

Investments:
Fixed securities	107,330	112,769	99,906	94,549	92,752	87,123
Equity securities	15,913	13,409	13,697	12,328	12,819	11,266

Total investments	123,243	126,178	113,603	106,877	105,571	98,389

Cash and cash equivalents (cash overdraft)	8,389	10,118	13,036	10,004	11,415	14,382
Premiums and fees receivable	33,302	32,489	30,465	26,910	29,256	24,056
Reinsurance receivables	20,223	15,640	18,886	22,923	18,053	22,222
Deferred acquisition costs	11,278	11,014	10,381	9,646	10,352	9,243
Prepaid reinsurance premiums	4,355	4,234	4,119	3,645	3,731	3,209
Accrued investment income	1,287	1,499	1,439	1,302	1,225	1,236
PP&E, less accumulated depreciation	4,212	4,401	4,228	4,255	5,020	5,583
Income taxes receivable	770	1,056	—	1,081	10	—
Deferred income taxes	4,317	1,872	1,439	1,325	—	—
Other	4,206	3,972	2,812	2,557	2,144	1,845
Assets from discontinued operations	4,001	7,311	7,531	7,729	5,257	5,285

Total assets	219,583	219,784	207,939	198,254	192,034	185,450

LIABILITIES AND SURPLUS

Loss and loss adjustment expense reserves	103,278	95,956	89,405	83,849	73,287	69,463
Unearned premiums	47,753	46,595	43,294	39,984	42,798	38,090
Accounts due reinsurers	—	—	—	—	2,597	4,973
Accounts payable and accrued expenses	11,471	12,874	10,394	9,646	8,015	7,223
Deferred income taxes payable	—	—	—	—	693	1,311
Income taxes payable	—	—	256	—	—	108
Long-term debt	1,510	1,745	2,307	1,844	2,008	2,185
Liabilities from discontinued operations	729	1,042	1,582	4,991	2,743	2,821

Total liabilities	164,741	158,212	147,238	140,314	132,141	126,174

Unassigned surplus	56,856	59,464	58,378	56,298	55,824	54,440
Accumulated other comprehensive income, net	(2,014)	2,108	2,323	1,642	4,069	4,836

Total surplus	54,842	61,572	60,701	57,940	59,893	59,276

Total liabilities and surplus	219,583	219,784	207,939	198,254	192,034	185,450

Performance and Capital Ratios
Return on average assets	-0.46%	0.68%	0.94%	0.12%	0.64%	1.00%
Return on average surplus	-1.72%	2.37%	3.22%	0.41%	2.03%	3.12%
Surplus to total assets	24.98%	28.01%	29.19%	29.23%	31.19%	31.96%
Notes:

(a)	Return on average assets and return on average equity as of 9/30/2008; asset and equity values are derived as the average of 9/30/2007 and 9/30/2008.
Source: Audited financial reports prepared by KPMG and interim financial statements prepared by the Company.

Exhibit IV-2
Penn Millers Holding Corporation
Historical Income Statements — GAAP Basis
(Dollars in Thousands)

	LTM (a)	2007	2006	2005	2004	2003
REVENUE

Premiums earned	$76,799	$70,970	$64,645	$64,723	$63,090	$56,065
Investment income, net of investment expense	5,464	5,324	4,677	4,444	4,278	4,058
Realized investment (losses) gains, net	(2,384)	(702)	349	424	936	833
Other revenue	452	508	345	277	301	371

Total revenue	80,331	76,100	70,016	69,868	68,605	61,327

LOSSES AND EXPENSES

Losses and loss adjustment expenses	56,511	49,783	43,766	40,242	42,910	35,822
Underwriting and administrative expenses	24,890	24,163	23,296	29,221	24,359	22,911
Interest expense	141	125	222	195	51	56
Other expenses, net	265	184	314	266	82	101

Total losses and expenses	81,807	74,255	67,598	69,924	67,402	58,890

Income from continuing operations	(1,476)	1,845	2,418	(56)	1,203	2,437

Income taxes expense (benefit)	(465)	396	506	(296)	(4)	587

Net income (loss) from continuing operations	(1,011)	1,449	1,912	240	1,207	1,850

Discontinued Operations:
Pre-tax (loss) income on discontinued ops	(3,441)	(489)	292	385	240	340
Income tax (benefit) expense	(332)	(126)	124	151	63	143

(Loss) income on discontinued ops	(3,109)	(363)	168	234	177	197

Net income	(4,120)	1,086	2,080	474	1,384	2,047

Operating Ratios
Loss ratio (b)	73.6%	70.1%	67.7%	62.2%	68.0%	63.9%
Expense ratio (c)	32.4%	34.0%	36.0%	45.1%	38.6%	40.9%
Combined ratio (d)	106.0%	104.2%	103.7%	107.3%	106.6%	104.8%
Notes:

(a)	LTM = Last twelve month period ended September 30, 2008.

(b)	Losses and loss adjustment expenses divided by premiums earned.

(c)	Underwriting expenses divided by premiums earned.

(d)	Sum of the loss ratio and the expense ratio.
Source: Penn Millers’ GAAP financial statements. Statutory financials provided in Exhibit V.

Exhibit IV-3
Penn Millers Holding Corporation
Investment Portfolio
(Dollars in Thousands)

	9/30/2008		2007		2006
	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
ASSETS

Fixed Securities:
U.S. government and agencies	21,532	21,973	26,360	26,984	27,509	27,461
State and political subdivisions	29,124	29,435	30,321	31,134	26,538	27,047
Mortgage backed	20,266	20,017	20,636	20,724	11,618	11,488
Corporate	38,017	35,905	33,656	33,927	33,964	33,910

Total fixed securities	108,939	107,330	110,973	112,769	99,629	99,906

Equity	15,913	15,913	10,525	13,409	10,476	13,697

Total investment securities	124,852	123,243	121,498	126,178	110,105	113,603
Notes:
Source: Audited GAAP financial reports prepared by KPMG and interim financial statements prepared by the Company.

Exhibit V-1
Penn Millers Holding Corporation
Historical Balance Sheets — Statutory Basis (a)
(Dollars in Thousands)

	9/30/2008	12/31/2007	12/31/2006	12/31/2005	12/31/2004	12/31/2003
ASSETS
Investments:
Bonds	108,939	110,972	99,628	93,879	89,641	82,441
Stocks	15,914	13,411	13,697	12,329	12,819	11,267
Real estate	2,739	2,788	2,909	1,199	1,204	1,076
Receivables for securities		91	—	—	—	—

Total investments	127,592	127,262	116,234	107,407	103,664	94,784

Cash and cash equivalents (cash overdraft)	8,313	10,034	12,911	9,459	10,996	14,365
Premiums and considerations	33,184	32,416	30,396	26,730	29,076	23,919
Reinsurance receivables	1,963	917	1,120	1,114	838	1,036
Accrued investment income	1,287	1,499	1,439	1,302	1,225	1,236
Other receivables	1,723	1,723	1,524	1,682	1,490	926
PP&E	722	857	508	152	194	295
Income taxes receivable	876	646	—	10	13	—
Deferred income taxes	5,238	4,893	4,242	4,071	3,820	3,747
Receivable from parent	601	557	219	361	204	250
Aggregate write-ins for other than invested assets	3,041	3,011	1,960	1,761	981	517

Total assets	184,540	183,815	170,553	154,049	152,501	141,075

LIABILITIES AND SURPLUS
Loss and loss adjustment expense reserves	84,382	77,222	69,317	61,033	55,805	48,072
Unearned premiums	43,466	42,499	39,221	36,348	39,102	35,122
Accounts due reinsurers and provisions	15	22	276	227	100	287
Commissions payable, contingent commissions	2,568	2,515	2,581	2,292	2,867	2,154
Other expenses	6,664	6,532	6,110	6,124	5,480	5,361
Ceded reinsurance premiums payable	—	3,686	1,275	614	2,482	2,782
Funds held by company under reinsurance treaties	1,675	—	677	73	114	2,191
Amounts withheld or retained by company	26	47	67	78	68	130
Payable for securities	—	414	472	—	—	—
Aggregate write ins for liabilities	—	—	—	—	811	273
Payable to parent	94	83	32	44	227	371

Total liabilities	138,890	133,020	120,028	106,833	107,056	96,743

Aggregate write-ins for special surplus funds	2,250	2,250	2,250	2,250	2,250	2,250
Common capital stock	5,000	5,000	5,000	5,000	5,000	5,000
Gross paid in and contributed surplus	5,000	5,000	5,000	5,000	5,000	5,000
Unassigned surplus	33,400	38,545	38,275	34,966	33,195	32,082

Total surplus	45,650	50,795	50,525	47,216	45,445	44,332

Total liabilities and surplus	184,540	183,815	170,553	154,049	152,501	141,075

Performance and Capital Ratios
Return on assets	-0.53%	0.82%	1.18%	0.16%	0.82%	1.31%
Return on surplus	-2.03%	2.86%	3.91%	0.52%	2.69%	4.17%
Surplus to total assets	24.74%	27.63%	29.62%	30.65%	29.80%	31.42%
Notes:

(a)	Statutory financials do not include the effects of discontinued operations.
Source: Statutory prepared financial statements.

Exhibit V-2
Penn Millers Holding Corporation
Historical Income Statements — Statutory Basis (e)
(Dollars in Thousands)

	LTM (a)	2007	2006	2005	2004	2003
REVENUE

Premiums earned	$77,168	$70,970	$64,645	$64,723	$63,090	$56,065
Investment income, net of investment expense	5,243	5,104	4,370	4,131	4,052	4,097
Realized investment (losses) gains, net	(1,554)	(431)	232	262	937	833

Total revenue	80,857	75,643	69,247	69,116	68,079	60,995

LOSSES AND EXPENSES

Losses and loss adjustment expenses	58,345	49,774	43,770	40,242	42,910	35,822
Underwriting and administrative expenses	24,289	24,059	23,525	24,427	24,407	23,407
Other expenses, net	(148)	(318)	(31)	(114)	(219)	(212)

Total losses and expenses	82,486	73,515	67,264	64,555	67,098	59,017

Income from continuing operations	(1,629)	2,128	1,983	4,561	981	1,978

Income taxes expense (benefit)	1,146	1,250	609	1,390	347	1,369

Net income (loss)	(2,775)	878	1,374	3,171	634	609

Operating Ratios
Loss ratio (b)	75.6%	70.1%	67.7%	62.2%	68.0%	63.9%
Expense ratio (c)	31.5%	33.9%	36.4%	37.7%	38.7%	41.7%
Combined ratio (d)	107.1%	104.0%	104.1%	99.9%	106.7%	105.6%
Notes:

(a)	LTM = Last twelve month period ended September 30, 2008.

(b)	Losses and loss adjustment expenses divided by net premiums earned.

(c)	Underwriting expenses divided by net premiums earned.

(d)	Sum of the loss ratio and the expense ratio.

(e)	Statutory financials do not include the effects of discontinued operations.
Source: Statutory prepared financial statements.

Exhibit VI-1
Penn Millers Holding Corporation
Financial Performance Data for Publicly Traded Property and Casualty Companies

							Cash and	Cash and	Policy		Tangible	Net Prem		GAAP	GAAP
		Total Assets	Total Policy	Total Equity	Tangible Equity	Total Policy	Investments	Investments /	Reserves /	Total Equity	Equity /	Writ/ Avg	GAAP Loss	Expense	Combined
Company Name	Ticker	($000)	Reserves ($000)	($000)	($000)	Revenue ($000)	($000)	Assets	Equity	/ Assets	Assets	Equity (x)	Ratio (%)	Ratio (%)	Ratio (%)	ROAA (%)	ROAE (%)

21st Century Holding Company	TCHC	198,435	105,484	79,724	79,724	75,170	157,691	0.79	1.32	0.40	0.40	0.76	60.13	NA	NA	3.91	10.21
ACE Limited	ACE	75,155,000	48,097,000	15,356,000	11,539,000	13,034,000	43,157,000	0.57	3.13	0.20	0.15	0.79	61.50	28.90	90.40	2.35	10.69
Affirmative Insurance Holdings, Inc.	AFFM	806,478	330,584	209,388	29,109	372,068	358,348	0.44	1.58	0.26	0.04	1.58	76.90	21.20	98.10	0.21	0.83
Alleghany Corporation	Y	7,195,992	3,317,238	2,689,481	2,488,075	1,075,775	4,259,264	0.59	1.23	0.37	0.35	0.37	66.50	29.50	96.00	2.58	6.38
Allied World Assurance Company Holdings, Ltd	AWH	8,102,251	5,078,972	2,272,828	2,252,991	1,100,519	6,464,396	0.80	2.23	0.28	0.28	0.47	61.10	26.00	87.10	3.46	12.57
Allstate Corporation	ALL	143,574,000	102,686,000	16,938,000	16,058,000	28,956,000	105,338,000	0.73	6.06	0.12	0.11	1.32	75.98	24.41	100.39	0.14	1.04
American Financial Group, Inc.	AFG	26,924,600	20,739,900	2,776,600	2,484,500	3,210,300	17,553,900	0.65	7.47	0.10	0.09	0.97	56.40	31.30	87.70	0.95	8.35
American Physicians Capital, Inc.	ACAP	1,042,954	713,569	268,124	268,124	127,043	846,398	0.81	2.66	0.26	0.26	0.45	53.90	21.40	75.30	4.40	17.52
American Physicians Service Group, Inc.	AMPH	284,817	133,254	133,284	132,020	65,619	229,612	0.81	1.00	0.47	0.46	0.52	23.81	17.03	40.84	8.04	18.06
American Safety Insurance Holdings, Ltd.	ASI	991,517	680,633	210,916	201,221	162,336	644,927	0.65	3.23	0.21	0.20	0.75	60.60	41.90	102.50	1.62	6.72
AMERISAFE, Inc.	AMSF	1,116,726	736,464	241,957	241,957	292,009	788,522	0.71	3.04	0.22	0.22	1.31	63.90	20.10	84.00	5.21	25.98
AmTrust Financial Services, Inc.	AFSI	3,158,328	1,740,721	387,800	285,649	419,027	1,424,606	0.45	4.49	0.12	0.09	1.30	54.40	18.70	73.10	3.05	20.39
Arch Capital Group Ltd.	ACGL	16,093,048	9,223,398	3,516,710	3,500,044	2,859,156	11,112,290	0.69	2.62	0.22	0.22	0.71	63.20	29.70	92.90	4.17	17.11
Argo Group International Holdings, Ltd.	AGII	6,470,100	3,910,800	1,349,600	1,104,800	1,027,000	4,060,200	0.63	2.90	0.21	0.17	0.79	65.30	35.80	101.10	1.35	5.37
Aspen Insurance Holdings Limited	AHL	7,306,300	4,022,700	2,637,600	2,629,400	1,646,800	5,891,700	0.81	1.53	0.36	0.36	0.61	66.10	30.40	96.50	2.94	7.70
AXIS Capital Holdings Limited	AXS	15,175,454	8,872,826	4,601,190	4,540,464	2,698,215	10,634,754	0.70	1.93	0.30	0.30	0.53	70.92	26.17	97.09	3.70	10.94
Baldwin & Lyons, Inc.	BWINB	838,653	420,044	343,851	343,851	181,040	607,346	0.72	1.22	0.41	0.41	NA	63.70	31.90	95.60	1.78	4.03
Berkshire Hathaway Inc.	BRK.A	281,729,000	72,575,000	120,155,000	86,624,000	25,204,000	143,670,000	0.51	0.60	0.43	0.31	NA	73.60	21.28	94.88	2.82	6.55
CastlePoint Holdings, Ltd.	CPHL	1,109,902	467,201	384,674	384,674	405,712	783,215	0.71	1.21	0.35	0.35	1.15	55.80	41.70	97.50	1.10	2.73
Chubb Corporation	CB	49,555,000	29,807,000	13,604,000	13,137,000	11,945,000	39,694,000	0.80	2.19	0.27	0.27	0.84	59.81	32.56	92.37	4.00	14.40
Cincinnati Financial Corporation	CINF	14,303,000	7,302,000	4,687,000	4,687,000	3,164,058	10,507,000	0.73	1.56	0.33	0.33	0.59	69.80	31.30	101.10	2.87	8.38
CNA Surety Corporation	SUR	1,513,792	696,112	722,231	583,446	424,713	1,058,558	0.70	0.96	0.48	0.39	0.62	19.40	54.50	73.90	6.76	15.06
CRM Holdings, Ltd.	CRMH	447,604	240,692	109,906	106,636	129,622	348,626	0.78	2.19	0.25	0.24	1.16	62.45	32.03	94.48	2.32	8.32
Donegal Group Inc.	DGICA	894,071	482,028	355,657	355,207	335,697	630,611	0.71	1.36	0.40	0.40	1.01	62.90	33.00	95.90	3.67	8.93
Eastern Insurance Holdings, Inc.	EIHI	390,597	198,886	156,138	135,662	133,632	276,765	0.71	1.27	0.40	0.35	0.79	63.33	37.41	100.74	2.24	5.15
EMC Insurance Group Inc.	EMCI	1,108,380	751,816	303,403	302,461	390,245	957,203	0.86	2.48	0.27	0.27	1.13	77.10	32.20	109.30	0.41	1.40
Employers Holdings, Inc.	EIG	3,265,141	2,271,610	394,608	394,608	307,290	1,961,837	0.60	5.76	0.12	0.12	0.77	36.05	43.56	79.61	3.70	30.53
Endurance Specialty Holdings Ltd.	ENH	7,869,212	4,480,226	2,268,717	2,066,035	1,735,219	5,388,466	0.68	1.97	0.29	0.26	0.73	68.20	28.50	96.70	3.06	9.41
Enstar Group Limited	ESGR	3,661,471	2,365,191	543,380	522,158	0	2,922,675	0.80	4.35	0.15	0.14	0.00	NA	NA	NA	0.65	4.56
Erie Indemnity Company	ERIE	2,734,926	1,441,434	933,783	933,783	207,293	1,113,730	0.41	1.54	0.34	0.34	NA	67.30	27.80	95.10	3.81	10.79
Everest Re Group, Ltd.	RE	17,370,387	10,732,045	5,036,576	5,036,576	3,782,321	14,119,579	0.81	2.13	0.29	0.29	0.65	70.50	29.10	99.60	0.06	0.18
Fairfax Financial Holdings Limited	FFH	27,859,600	17,499,000	4,722,600	4,661,200	4,584,000	20,516,900	0.74	3.71	0.17	0.17	0.99	78.04	29.36	107.40	6.11	37.65
First Acceptance Corporation	FAC	456,357	168,905	224,333	79,891	272,949	218,141	0.48	0.75	0.49	0.18	1.16	70.70	21.40	92.10	-3.76	-7.70
First Mercury Financial Corporation	FMR	912,238	497,959	259,052	193,645	178,706	556,817	0.61	1.92	0.28	0.21	0.83	55.10	26.90	82.00	5.94	19.99
Flagstone Reinsurance Holdings Limited	FSR	2,415,216	743,248	1,084,419	1,070,576	590,935	1,864,920	0.77	0.69	0.45	0.44	0.55	63.50	31.30	94.80	-2.67	-4.98
FPIC Insurance Group, Inc.	FPIC	1,024,626	670,383	271,784	260,951	178,612	732,978	0.72	2.47	0.27	0.25	0.57	57.80	22.00	79.80	4.02	14.75
GAINSCO, INC.	GAN	239,044	123,541	56,281	55,672	175,417	170,379	0.71	2.20	0.24	0.23	2.69	73.40	25.50	98.90	-5.75	-21.95
Greenlight Capital Re, Ltd.	GLRE	1,116,700	168,492	518,259	518,259	102,213	1,012,307	0.91	0.33	0.46	0.46	0.21	44.90	52.60	97.50	-5.34	-10.11
Hallmark Financial Services, Inc.	HALL	549,680	260,581	189,506	122,085	236,207	368,641	0.67	1.38	0.34	0.22	1.26	62.10	28.90	91.00	4.01	11.91
Hanover Insurance Group, Inc.	THG	9,254,800	4,328,400	2,040,100	1,908,200	2,477,700	4,767,500	0.52	2.12	0.22	0.21	1.11	66.70	33.00	99.70	0.65	2.78
Harleysville Group Inc.	HGIC	3,121,355	2,283,143	654,916	631,516	899,351	2,428,913	0.78	3.49	0.21	0.20	1.28	67.50	34.00	101.50	1.98	8.58
HCC Insurance Holdings, Inc.	HCC	8,449,482	4,554,903	2,547,457	1,712,717	2,005,306	5,040,885	0.60	1.79	0.30	0.20	0.82	61.20	24.10	85.30	4.04	13.34
Hilltop Holdings Inc.	HTH	1,150,233	202,804	787,566	749,109	110,359	912,751	0.79	0.26	0.68	0.65	0.15	79.70	36.40	116.10	-1.31	-1.76
Horace Mann Educators Corporation	HMN	5,787,444	3,685,958	461,830	414,434	655,983	3,931,025	0.68	7.98	0.08	0.07	1.54	79.60	23.70	103.30	0.10	0.96
Infinity Property and Casualty Corporation	IPCC	1,847,536	988,198	555,722	480,447	949,796	1,244,018	0.67	1.78	0.30	0.26	1.54	71.52	22.96	94.48	2.56	8.26
IPC Holdings, Ltd.	IPCR	2,502,882	510,042	1,818,142	1,818,142	378,461	2,314,122	0.92	0.28	0.73	0.73	0.18	33.80	16.30	50.10	8.04	10.40
Kingsway Financial Services Inc.	KFS	3,891,296	2,637,076	772,175	660,746	1,694,479	2,812,130	0.72	3.42	0.20	0.17	1.74	78.40	33.90	112.30	-3.32	-16.56
Markel Corporation	MKL	9,931,115	6,727,238	2,312,681	1,968,055	2,039,389	7,225,895	0.73	2.91	0.23	0.20	0.78	67.69	36.32	104.01	0.67	2.65
Meadowbrook Insurance Group, Inc.	MIG	1,806,928	1,172,948	422,585	265,379	315,761	1,054,837	0.58	2.78	0.23	0.15	1.03	63.20	30.80	94.00	2.24	8.44
Mercer Insurance Group, Inc.	MIGP	564,442	385,262	132,953	127,537	155,898	367,966	0.65	2.90	0.24	0.23	1.14	61.90	36.10	98.00	1.90	7.81
Mercury General Corporation	MCY	4,150,250	1,967,382	1,694,772	1,694,772	2,863,976	3,251,684	0.78	1.16	0.41	0.41	1.53	69.70	28.40	98.10	-0.67	-1.59
Montpelier Re Holdings Ltd.	MRH	3,097,800	1,209,200	1,413,500	1,413,500	540,700	2,554,800	0.82	0.86	0.46	0.46	0.34	66.50	34.00	100.50	-0.22	-0.46

Exhibit VI-1 (Continued)
Penn Millers Holding Corporation
Financial Performance Data for Publicly Traded Property and Casualty Companies

							Cash and	Cash and	Policy		Tangible	Net Prem		GAAP	GAAP
		Total Assets	Total Policy	Total Equity	Tangible Equity	Total Policy	Investments	Investments /	Reserves /	Total Equity	Equity /	Writ/ Avg	GAAP Loss	Expense	Combined
Company Name	Ticker	($000)	Reserves ($000)	($000)	($000)	Revenue ($000)	($000)	Assets	Equity	/ Assets	Assets	Equity (x)	Ratio (%)	Ratio (%)	Ratio (%)	ROAA (%)	ROAE (%)

National Interstate Corporation	NATL	990,475	574,292	204,817	204,817	282,340	544,148	0.55	2.80	0.21	0.21	1.40	67.20	25.30	92.50	2.15	9.78
National Security Group, Inc.	NSEC	140,762	88,526	35,106	35,106	58,149	100,130	0.71	2.52	0.25	0.25	NA	100.77	46.41	147.18	-3.37	-10.16
Navigators Group, Inc.	NAVG	3,340,584	2,344,546	655,561	648,048	633,759	1,896,190	0.57	3.58	0.20	0.19	0.99	62.10	33.60	95.70	2.13	10.27
NYMAGIC, INC.	NYM	986,563	654,790	183,231	183,231	173,776	555,359	0.56	3.57	0.19	0.19	0.67	70.80	44.80	115.60	-8.75	-36.82
Odyssey Re Holdings Corp.	ORH	9,837,155	6,116,503	2,608,287	2,608,287	2,091,266	8,001,704	0.81	2.35	0.27	0.27	0.78	75.10	28.50	103.60	7.10	25.73
Old Republic International Corporation	ORI	13,203,800	8,385,600	3,914,300	3,914,300	3,414,200	8,626,100	0.65	2.14	0.30	0.30	NA	80.10	39.00	119.10	-3.12	-9.56
OneBeacon Insurance Group, Ltd.	OB	8,412,400	5,516,400	1,373,400	1,373,400	1,856,400	4,235,500	0.50	4.02	0.16	0.16	1.13	63.20	34.90	98.10	-1.82	-9.77
PartnerRe Ltd.	PRE	16,324,115	10,566,163	4,084,686	3,655,167	3,933,509	11,535,367	0.71	2.59	0.25	0.22	0.91	61.40	30.00	91.40	0.79	3.04
Platinum Underwriters Holdings, Ltd.	PTP	4,905,373	2,722,164	1,772,392	1,772,392	1,142,570	4,258,693	0.87	1.54	0.36	0.36	0.54	62.40	27.70	90.10	5.24	13.59
PMA Capital Corporation	PMACA	2,599,167	1,499,521	357,994	327,476	380,107	802,598	0.31	4.19	0.14	0.13	1.02	69.86	42.93	112.79	-1.07	-7.28
ProAssurance Corporation	PRA	4,340,362	2,691,592	1,332,915	1,260,702	477,959	3,528,591	0.81	2.02	0.31	0.29	0.35	60.80	21.70	82.50	3.46	12.10
Progressive Corporation	PGR	18,639,600	10,645,500	4,260,600	4,260,600	13,630,000	12,741,300	0.68	2.50	0.23	0.23	2.82	73.10	21.30	94.40	0.04	0.14
RenaissanceRe Holdings Ltd.	RNR	8,589,239	3,191,044	3,041,241	2,969,299	1,401,069	6,530,788	0.76	1.05	0.35	0.35	0.39	68.70	23.30	92.00	1.74	4.33
RLI Corp.	RLI	2,507,527	1,534,932	718,858	692,644	534,012	1,799,593	0.72	2.14	0.29	0.28	0.67	47.60	37.60	85.20	3.93	13.59
Safety Insurance Group, Inc.	SAFT	1,462,269	786,080	594,631	594,631	588,077	1,054,161	0.72	1.32	0.41	0.41	0.98	62.60	30.10	92.70	5.17	12.99
SeaBright Insurance Holdings, Inc.	SBX	800,691	426,401	309,355	304,744	245,980	529,407	0.66	1.38	0.39	0.38	0.88	55.80	27.90	83.70	3.76	9.64
Selective Insurance Group, Inc.	SIGI	5,041,495	3,550,995	977,764	944,127	1,511,554	3,631,842	0.72	3.63	0.19	0.19	1.45	67.50	33.40	100.90	1.88	9.10
Specialty Underwriters’ Alliance, Inc.	SUAI	438,517	285,757	132,261	121,516	146,689	254,602	0.58	2.16	0.30	0.28	1.09	60.10	39.27	99.37	2.41	7.71
State Auto Financial Corporation	STFC	2,442,200	1,365,900	787,800	785,800	1,095,300	2,074,100	0.85	1.73	0.32	0.32	1.33	81.10	33.40	114.50	0.47	1.28
Tower Group, Inc.	TWGP	1,410,766	831,493	318,187	278,460	305,357	693,375	0.49	2.61	0.23	0.20	1.09	52.10	30.30	82.40	3.53	15.45
Transatlantic Holdings, Inc.	TRH	14,640,799	9,680,300	3,024,376	3,024,376	4,096,446	11,571,764	0.79	3.20	0.21	0.21	1.24	71.90	26.80	98.70	1.37	6.33
Travelers Companies, Inc.	TRV	112,695,000	75,281,000	24,721,000	20,639,000	21,577,000	71,586,000	0.64	3.05	0.22	0.18	0.83	60.90	33.10	94.00	2.79	12.20
Unico American Corporation	UNAM	184,713	103,020	72,859	72,859	34,609	149,888	0.81	1.41	0.39	0.39	NA	65.80	24.00	89.80	2.61	7.01
United America Indemnity, Ltd.	INDM	2,610,995	1,696,441	734,615	628,605	431,093	1,637,366	0.63	2.31	0.28	0.24	0.43	78.00	36.10	114.10	0.19	0.65
United Fire & Casualty Company	UFCS	2,711,576	1,957,081	684,192	725,845	504,452	2,248,825	0.83	2.86	0.25	0.27	0.68	80.50	29.60	110.10	1.02	3.82
Universal Insurance Holdings, Inc.	UVE	580,114	345,956	100,830	100,830	144,795	281,944	0.49	3.43	0.17	0.17	1.76	49.30	NA	NA	7.75	50.68
Validus Holdings, Ltd.	VR	4,509,596	1,966,148	1,916,611	1,767,960	1,258,519	3,256,116	0.72	1.03	0.43	0.39	0.63	61.70	31.40	93.10	3.53	7.92
W.R. Berkley Corporation	WRB	16,417,710	11,209,514	3,049,441	2,942,850	4,415,825	12,222,201	0.74	3.68	0.19	0.18	1.24	63.20	30.00	93.20	2.55	12.52
Wesco Financial Corporation	WSC	3,422,035	299,706	2,629,318	2,360,984	174,358	2,609,534	0.76	0.11	0.77	0.69	0.11	73.69	30.29	103.98	2.93	3.72
White Mountains Insurance Group, Ltd.	WTM	17,764,400	9,680,400	4,061,900	4,035,300	3,735,200	11,162,800	0.63	2.38	0.23	0.23	0.81	70.66	33.04	103.70	-1.27	-5.25
Zenith National Insurance Corp.	ZNT	2,596,093	1,365,908	1,044,555	1,023,570	639,855	2,035,296	0.78	1.31	0.40	0.39	0.57	41.90	40.50	82.40	4.64	11.70

Group Aggregate
Overall P&C Insurance Group Mean		12,952,557	6,900,833	3,570,022	2,994,120	2,382,980	8,342,941	0.69	2.37	0.30	0.27	0.92	64.19	30.92	95.34	1.93	6.98
Overall P&C Insurance Group Median		3,097,800	1,696,441	772,175	725,845	540,700	2,074,100	0.71	2.19	0.27	0.25	0.83	63.80	30.30	95.80	2.32	7.92

P&C Group Mean > $1.2 Bil. Total Assets		18,851,731	10,045,569	5,179,225	4,335,733	3,439,650	12,126,418	0.69	2.59	0.28	0.27	0.88	64.79	30.66	95.45	2.13	7.47
P&C Group Median > $1.2 Bil. Total Assets		6,128,772	3,434,117	1,867,377	1,770,176	1,329,794	4,147,850	0.72	2.27	0.27	0.25	0.79	66.50	30.29	95.70	2.45	8.31

P&C Group Mean < $1.2 Bil. Total Assets		717,233	378,419	232,415	211,515	191,366	495,730	0.69	1.93	0.33	0.29	1.02	62.96	31.49	95.11	1.53	5.95
P&C Group Median < $1.2 Bil. Total Assets		806,478	345,956	209,388	183,231	173,776	529,407	0.71	1.92	0.28	0.25	1.05	62.45	31.90	95.90	2.24	7.71

P&C Group Mean > $500 m Total Revenue		14,490,289	7,720,555	3,990,702	3,347,201	2,658,047	9,331,869	0.69	2.46	0.29	0.27	0.90	64.15	30.98	95.33	2.05	7.60
P&C Group Mean > $500 m Total Revenue		3,381,310	2,119,496	1,011,160	983,849	647,919	2,582,167	0.71	2.27	0.27	0.25	0.83	63.90	30.30	95.80	2.30	8.31

P&C Group Mean < $500 m Total Revenue		308,983	160,896	111,099	91,010	121,317	211,759	0.71	1.65	0.35	0.31	1.17	64.50	30.38	95.43	0.96	1.85
P&C Group Median < $500 m Total Revenue		284,817	133,254	109,906	79,891	129,622	218,141	0.71	1.41	0.39	0.28	1.09	63.33	28.77	96.69	2.32	7.01
Source: SNL Financial.

Exhibit VI-2
Penn Millers Holding Corporation
Market Valuation Data for Publicly Traded Property and Casualty Companies

							(a)	(a)
			Total Diluted
			Shares			Price /	Price /				Current	One-Year
			Outstand.	Total Market	Price / Book	Tangible	Operating	Price / LTM	Price / LTM	Price / Total	Dividend	Price Change
Company Name	Ticker	Closing price	(000’S)	value (000’s)	(%)	Book (%)	EPS (x)	EPS (x)	Revenue (x)	Assets (%)	Yield (%)	(%)

21st Century Holding Company	TCHC	4.24	8,014	33,979	42.62	42.62	2.51	4.04	0.42	17.12	16.63	(67.43)
ACE Limited	ACE	51.21	333,047	17,055,357	111.07	111.07	6.41	9.94	1.21	22.69	2.11	(11.14)
Affirmative Insurance Holdings, Inc.	AFFM	1.30	15,415	20,040	9.57	9.57	10.83	10.83	0.04	2.48	6.84	(88.07)
Alleghany Corporation	Y	228.50	8,314	1,899,639	70.63	70.63	14.84	12.47	1.47	26.40	—	(39.99)
Allied World Assurance Company Holdings, Ltd	AWH	31.83	49,007	1,559,905	68.63	68.63	3.61	6.16	1.24	19.25	2.11	(31.01)
Allstate Corporation	ALL	25.14	540,100	13,578,114	80.16	80.16	7.00	78.56	0.43	9.46	6.92	(50.90)
American Financial Group, Inc.	AFG	20.31	116,900	2,374,239	85.51	85.51	4.87	9.67	0.56	8.82	2.66	(30.09)
American Physicians Capital, Inc.	ACAP	37.90	9,864	373,846	139.43	139.43	8.01	8.31	2.27	35.84	1.13	(5.60)
American Physicians Service Group, Inc.	AMPH	19.73	7,244	142,924	107.23	107.23	6.34	6.34	1.78	50.18	1.48	5.51
American Safety Insurance Holdings, Ltd.	ASI	9.00	10,327	92,940	44.06	44.06	6.57	6.57	0.50	9.37	—	(54.93)
AMERISAFE, Inc.	AMSF	15.01	19,207	288,304	119.16	119.16	4.92	5.38	0.90	25.82	—	(2.47)
AmTrust Financial Services, Inc.	AFSI	8.43	60,816	512,679	132.20	132.20	6.34	6.34	0.93	16.23	2.23	(29.57)
Arch Capital Group Ltd.	ACGL	64.88	62,831	4,076,469	115.92	115.92	6.06	6.88	1.24	25.33	—	(4.19)
Argo Group International Holdings, Ltd.	AGII	30.66	30,590	937,894	69.49	69.49	10.05	12.67	0.80	14.50	—	(23.45)
Aspen Insurance Holdings Limited	AHL	19.54	81,376	1,590,086	60.29	60.29	5.91	9.53	0.89	21.76	3.31	(29.89)
AXIS Capital Holdings Limited	AXS	24.45	139,335	3,406,741	74.04	74.04	5.99	8.02	1.12	22.45	3.13	(33.25)
Baldwin & Lyons, Inc.	BWINB	16.51	15,012	247,848	72.08	72.08	12.34	17.02	1.27	29.55	5.51	(38.83)
Berkshire Hathaway Inc.	BRK.A	95,615.00	1,549	148,129,626	123.28	123.28	17.18	18.93	1.33	52.58	—	(29.95)
CastlePoint Holdings, Ltd.	CPHL	9.92	38,282	379,761	98.72	98.72	33.07	33.07	0.85	34.22	1.99	(15.43)
Chubb Corporation	CB	46.32	362,300	16,781,736	123.36	123.36	8.01	8.50	1.23	33.86	2.76	(12.12)
Cincinnati Financial Corporation	CINF	25.34	164,242	4,161,897	88.80	88.80	9.66	9.28	1.10	29.10	5.64	(36.97)
CNA Surety Corporation	SUR	12.85	44,264	568,792	78.75	78.75	5.51	5.52	1.21	37.57	—	(33.76)
CRM Holdings, Ltd.	CRMH	1.13	16,466	18,607	16.93	16.93	2.02	2.02	0.12	4.16	—	(85.05)
Donegal Group Inc.	DGICA	14.35	25,592	367,245	103.26	103.26	11.29	11.67	1.01	41.08	2.42	(15.14)
Eastern Insurance Holdings, Inc.	EIHI	7.80	8,777	68,459	43.84	43.84	6.22	9.40	0.49	17.53	3.36	(51.25)
EMC Insurance Group Inc.	EMCI	21.84	13,414	292,956	96.56	96.56	20.82	64.24	0.69	26.43	3.10	(8.96)
Employers Holdings, Inc.	EIG	13.88	49,075	681,160	172.62	172.62	5.86	5.86	1.78	20.86	1.62	(23.23)
Endurance Specialty Holdings Ltd.	ENH	24.25	57,570	1,396,063	61.54	61.54	4.96	7.82	0.75	17.74	3.97	(36.35)
Enstar Group Limited	ESGR	59.29	13,318	789,619	145.32	145.32	29.50	29.50	10.41	21.57	—	(46.28)
Erie Indemnity Company	ERIE	36.69	57,499	2,109,635	225.92	225.92	12.52	19.94	1.88	77.14	4.88	(33.68)
Everest Re Group, Ltd.	RE	67.38	61,396	4,136,862	82.14	82.14	9.27	673.80	1.06	23.82	2.60	(31.65)
Fairfax Financial Holdings Limited	FFH	327.00	18,223	5,958,865	126.18	126.18	3.63	3.63	0.73	21.39	1.79	13.54
First Acceptance Corporation	FAC	3.22	49,244	158,566	70.68	70.68	Neg	Neg	0.50	34.75	—	(16.58)
First Mercury Financial Corporation	FMR	11.22	18,726	210,109	81.11	81.11	5.95	4.33	1.02	23.03	—	(45.05)
Flagstone Reinsurance Holdings Limited	FSR	10.11	85,499	864,398	79.71	79.71	Neg	Neg	1.72	35.79	1.78	(27.06)
FPIC Insurance Group, Inc.	FPIC	44.30	8,482	375,753	138.25	138.25	8.04	9.37	1.84	36.67	—	4.93
GAINSCO, INC.	GAN	1.05	24,225	25,436	45.20	45.20	Neg	Neg	0.13	10.64	—	NA
Greenlight Capital Re, Ltd.	GLRE	10.85	35,995	390,548	75.36	75.36	Neg	Neg	10.69	34.97	—	(48.68)
Hallmark Financial Services, Inc.	HALL	6.11	20,871	127,522	67.29	67.29	5.79	5.82	0.46	23.20	—	(62.03)
Hanover Insurance Group, Inc.	THG	36.51	51,000	1,862,010	91.27	91.27	10.50	31.75	0.68	20.12	1.21	(15.76)
Harleysville Group Inc.	HGIC	32.39	28,721	930,273	142.04	142.04	11.34	15.65	0.93	29.80	3.28	4.48
HCC Insurance Holdings, Inc.	HCC	23.10	115,418	2,666,156	104.66	104.66	7.95	8.08	1.14	31.55	2.19	(21.85)
Hilltop Holdings Inc.	HTH	8.66	56,452	488,874	62.07	62.07	Neg	Neg	4.43	42.50	—	(25.98)

Exhibit VI-2 (Continued)
Penn Millers Holding Corporation
Market Valuation Data for Publicly Traded Property and Casualty Companies

							(a)	(a)
			Total Diluted
			Shares			Price /	Price /				Current	One-Year
			Outstand.	Total Market	Price / Book	Tangible	Operating	Price / LTM	Price / LTM	Price / Total	Dividend	Price Change
Company Name	Ticker	Closing price	(000’S)	value (000’s)	(%)	Book (%)	EPS (x)	EPS (x)	Revenue (x)	Assets (%)	Yield (%)	(%)

Horace Mann Educators Corporation	HMN	7.38	39,062	288,278	62.42	62.42	5.35	105.43	0.35	4.98	5.53	(61.20)
Infinity Property and Casualty Corporation	IPCC	41.50	15,499	643,209	115.74	115.74	10.00	13.74	0.64	34.81	1.02	9.96
IPC Holdings, Ltd.	IPCR	26.40	47,623	1,257,252	69.15	69.15	3.56	10.00	3.76	50.23	3.38	(8.24)
Kingsway Financial Services Inc.	KFS	5.77	55,185	318,417	41.24	41.24	Neg	Neg	0.17	8.18	—	(64.82)
Markel Corporation	MKL	296.75	9,842	2,920,614	126.29	126.29	14.41	44.96	1.37	29.41	—	(37.36)
Meadowbrook Insurance Group, Inc.	MIG	4.57	47,596	217,512	51.47	51.47	6.43	6.44	0.57	12.04	1.61	(51.38)
Mercer Insurance Group, Inc.	MIGP	12.25	6,382	78,185	58.81	58.81	6.23	7.42	0.46	13.85	2.48	(31.14)
Mercury General Corporation	MCY	44.58	54,748	2,440,670	144.01	144.01	13.43	Neg	0.90	58.81	5.52	(10.86)
Montpelier Re Holdings Ltd.	MRH	13.46	84,200	1,133,332	80.18	80.18	9.11	Neg	2.26	36.59	2.31	(23.09)
National Interstate Corporation	NATL	15.20	19,293	293,254	143.18	143.18	14.21	14.21	0.99	29.61	1.38	(53.26)
National Security Group, Inc.	NSEC	7.27	2,467	17,932	51.08	51.08	Neg	Neg	0.28	12.74	15.00	NA
Navigators Group, Inc.	NAVG	50.73	16,927	858,707	130.99	130.99	11.25	12.68	1.23	25.71	—	(13.81)
NYMAGIC, INC.	NYM	14.91	8,406	125,328	68.40	68.40	Neg	Neg	1.75	12.70	2.34	(26.91)
Odyssey Re Holdings Corp.	ORH	41.15	61,859	2,545,504	97.59	97.59	19.93	4.09	0.79	25.88	0.69	9.65
Old Republic International Corporation	ORI	9.76	230,736	2,251,979	57.53	57.53	Neg	Neg	0.65	17.06	7.46	(31.99)
OneBeacon Insurance Group, Ltd.	OB	9.11	95,200	867,272	63.15	63.15	10.36	Neg	0.52	10.31	8.94	(58.57)
PartnerRe Ltd.	PRE	65.07	53,340	3,470,827	84.97	84.97	5.16	41.98	0.90	21.26	2.68	(19.08)
Platinum Underwriters Holdings, Ltd.	PTP	29.73	48,260	1,434,770	80.95	80.95	7.10	7.10	1.09	29.25	1.05	(15.40)
PMA Capital Corporation	PMACA	4.93	32,201	158,749	44.34	44.34	7.64	Neg	0.33	6.11	—	(43.72)
ProAssurance Corporation	PRA	46.84	33,866	1,586,283	119.01	119.01	8.78	10.55	2.65	36.55	—	(14.40)
Progressive Corporation	PGR	13.85	666,300	9,228,255	216.60	216.60	10.40	Neg	0.71	49.51	1.06	(22.76)
RenaissanceRe Holdings Ltd.	RNR	42.19	60,943	2,571,178	84.54	84.54	7.33	33.22	1.88	29.93	1.99	(25.71)
RLI Corp.	RLI	54.56	21,678	1,182,752	164.53	164.53	10.84	11.63	1.93	47.17	1.84	(6.59)
Safety Insurance Group, Inc.	SAFT	33.52	16,170	542,020	91.15	91.15	7.27	7.18	0.83	37.07	4.85	(6.89)
SeaBright Insurance Holdings, Inc.	SBX	10.25	21,369	219,033	70.80	70.80	7.43	7.43	0.83	27.36	—	(33.91)
Selective Insurance Group, Inc.	SIGI	21.14	52,994	1,120,293	114.58	114.58	10.89	12.01	0.63	22.22	2.57	(4.90)
Specialty Underwriters’ Alliance, Inc.	SUAI	3.15	15,567	49,036	37.08	37.08	4.92	4.92	0.31	11.18	—	(44.25)
State Auto Financial Corporation	STFC	22.75	39,500	898,625	114.07	114.07	69.66	91.00	0.76	36.80	2.74	(17.93)
Tower Group, Inc.	TWGP	21.12	23,251	491,065	154.33	154.33	10.11	10.11	1.06	34.81	0.91	(32.74)
Transatlantic Holdings, Inc.	TRH	37.27	66,265	2,469,697	81.66	81.66	6.56	11.91	0.57	16.87	2.20	(48.47)
Travelers Companies, Inc.	TRV	41.07	598,000	24,559,860	99.35	99.35	7.41	8.08	0.98	21.79	2.99	(19.94)
Unico American Corporation	UNAM	7.15	5,665	40,501	55.59	55.59	8.19	8.13	0.85	21.93	—	(31.90)
United America Indemnity, Ltd.	INDM	11.55	31,449	363,237	49.45	49.45	16.99	288.75	0.76	13.91	—	(43.55)
United Fire & Casualty Company	UFCS	17.54	26,807	470,202	68.72	68.72	17.02	17.20	0.76	17.34	2.88	(39.73)
Universal Insurance Holdings, Inc.	UVE	2.50	39,926	99,815	98.99	98.99	2.31	2.36	0.55	17.21	16.81	(65.61)
Validus Holdings, Ltd.	VR	19.06	74,865	1,426,922	74.45	74.45	5.58	10.08	1.09	31.64	3.63	(24.21)
W.R. Berkley Corporation	WRB	27.53	162,675	4,478,443	146.86	146.86	7.65	12.02	0.89	27.28	0.87	(2.62)
Wesco Financial Corporation	WSC	294.00	7,120	2,093,224	79.61	79.61	22.55	22.55	2.81	61.17	0.53	(25.94)
White Mountains Insurance Group, Ltd.	WTM	280.00	10,423	2,918,440	71.85	71.85	Neg	Neg	0.77	16.43	0.39	(44.66)
Zenith National Insurance Corp.	ZNT	30.90	37,424	1,156,402	110.71	110.71	9.04	9.14	1.58	44.54	6.64	(23.04)

Exhibit VI-2 (Continued)
Penn Millers Holding Corporation
Market Valuation Data for Publicly Traded Property and Casualty Companies

							(a)	(a)
			Total Diluted
			Shares			Price /	Price /				Current	One-Year
			Outstand.	Total Market	Price / Book	Tangible	Operating	Price / LTM	Price / LTM	Price / Total	Dividend	Price Change
Company Name	Ticker	Closing price	(000’S)	value (000’s)	(%)	Book (%)	EPS (x)	EPS (x)	Revenue (x)	Assets (%)	Yield (%)	(%)

Group Aggregate
Overall P&C Insurance Group Mean				3,872,518	91.84	91.84	10.23	30.05	1.29	26.52	2.54	(28.96)
Overall P&C Insurance Group Median				864,398	81.66	81.66	7.95	9.81	0.90	25.33	1.84	(29.57)

P&C Group Mean > $1.2 Bil. Total Assets				5,649,861	100.09	100.09	10.75	38.30	1.29	27.78	2.33	(25.68)
P&C Group Median > $1.2 Bil. Total Assets				1,573,094	87.15	87.15	8.39	10.55	0.95	25.52	2.11	(25.83)

P&C Group Mean < $1.2 Bil. Total Assets				186,178	74.72	74.72	8.95	11.56	1.31	23.93	2.98	(36.32)
P&C Group Median < $1.2 Bil. Total Assets				142,924	70.68	70.68	6.57	7.43	0.83	23.20	1.13	(33.91)

P&C Group Mean > $500 m Total Revenue				6,944,614	97.34	97.34	10.57	38.47	1.00	26.53	2.62	(23.90)
P&C Group Mean > $500 m Total Revenue				2,075,809	87.15	87.15	8.52	11.77	0.90	25.52	2.25	(23.27)

P&C Group Mean < $500 m Total Revenue				406,564	85.63	85.63	9.81	20.57	1.63	26.52	2.45	(34.99)
P&C Group Median < $500 m Total Revenue				247,848	72.08	72.08	7.43	8.22	0.90	23.20	0.91	(33.68)

Source: SNL Financial and market data provided by CapitalIQ.

(a)	Price / Operating EPS and Price / EPS is reported as “Neg” if the company has negative earnings.

Exhibit VII-1
Penn Millers Holding Corporation Pro Forma
Assumptions for Conversion Valuation
1	The initial offering price is $10.00 per share and the number of shares offered is calculated by dividing the estimated pro forma market value by the offering price.

2	Offering expenses are estimated at $2.5 million.
3	It is assumed that 10.0% of the shares offered for sale will be acquired by the employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. Under generally accepted accounting principles, the aggregate purchase price of shares of common stock to be purchased by the ESOP in the offering represents unearned compensation and is reflected as a reduction in capital. It is further assumed that the ESOP purchase is funded by a loan from PMHC. No reinvestment is assumed on proceeds used to fund the ESOP. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine the estimated net funds available for reinvestment. The ESOP expense reflects recognition of expense based upon shares committed to be allocated under the ESOP. For purposes of this calculation, the average market value was assumed to be equal to the initial offering price of $10.00.
4	The net investable proceeds is fully invested at the beginning of the applicable period. The net investable proceeds are invested to yield a return of 3.5%, which represents the estimated yield on the 10 year U.S. Treasury bond headed into year-end 2008. The effective income tax rate was assumed to be 35.0%, resulting in an after-tax yield of 2.28%.

5	The net increase in earnings excludes after-tax ESOP amortization over 10 years.
6	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.
7	For the earnings per share (“EPS”) calcluations, pro forma per share amounts have been computed by dividing pro forma amounts by the total outstanding number of shares of stock, adjusted to give effect to the purchase of ESOP shares in accordance with Statement of Position (“SOP”) 93-6. Under SOP 93-6, the weighted average of the ESOP shares that have not been committed for release are subtracted from total shares outstanding when calculated EPS.
8	For the book value calcluations, pro forma per share amounts have been computed by dividing pro forma amounts by the total outstanding number of shares of stock.
9	The additional shares that Penn Millers expects to issue after the Conversion in conjunction with the grant of options or restricted stock awards under the stock-based incentive plan have not been considered in our analysis.

Exhibit VII-2
Penn Millers Holding Corporation
Pro Forma Conversion Valuation Range — Full Conversion
Basis (Dollars in Thousands, except per share data)

Minimum	Midpoint	Maximum
Total implied shares offered	4,335,000	5,100,000	5,865,000
Offering price (b-1)	$10.00	$10.00	$10.00

Implied gross proceeds:	$43,350	$51,000	$58,650
Less: estimated expenses (b-2)	(2,500)	(2,500)	(2,500)

Implied net offering proceeds	40,850	48,500	56,150
Less: ESOP purchase (b-3)	(4,335)	(5,100)	(5,865)

Net investable proceeds (b-4)	$36,515	$43,400	$50,285

Net income:
LTM ended 9/30/2008 (a)	(1,011)	(1,011)	(1,011)
Pro forma income on net proceeds (b-4)	831	987	1,144
Pro forma ESOP adjustment (b-5)	(282)	(332)	(381)

Pro forma net income	(462)	(355)	(248)
Pro forma earnings per share (b-8)	(0.12)	(0.08)	(0.05)

Total Revenue:
LTM ended 9/30/2008 (a)	80,331	80,331	80,331
Pro forma revenue on net proceeds, pre-tax	1,278	1,519	1,760

Pro forma total revenue	81,609	81,850	82,091
Total Equity:
Total equity at 9/30/2008	54,842	54,842	54,842
Net offering proceeds	40,850	48,500	56,150
Less: ESOP purchase	(4,335)	(5,100)	(5,865)

Pro forma total equity (b-6)	91,357	98,242	105,127
Pro forma book value per share (b-7)	21.07	19.26	17.92

Tangible Equity:
Total tangible equity at 9/30/2008 (c)	52,066	52,066	52,066
Net offering proceeds	40,850	48,500	56,150
Less: ESOP purchase	(4,335)	(5,100)	(5,865)

Pro forma tangible equity	88,581	95,466	102,351
Pro forma tangible book value per share (b-7)	20.43	18.72	17.45

Total Assets:
Total assets at 9/30/2008	219,583	219,583	219,583
Net offering proceeds	40,850	48,500	56,150
Less: ESOP purchase	(4,335)	(5,100)	(5,865)

Pro forma total assets	256,098	262,983	269,868

Pro Forma Ratios:
Price / LTM EPS	-84.44	x	-129.24	x	-212.64	x
Price / LTM Revenue	0.53	x	0.62	x	0.71	x
Price / Book Value	47.45%	51.91%	55.79%
Price / Tangible Book Value	48.94%	53.42%	57.30%
Price / Total Assets	16.93%	19.39%	21.73%
Total Equity / Assets	35.67%	37.36%	38.95%
Tangible Equity / Assets	34.59%	36.30%	37.93%

Notes:

(a)	Excludes income from discontinued operations.

(b)	See Exhibit VII-1 for explanation of assumptions.

(c)	Tangible book value excludes goodwill and intangible assets in the amounts of $2.312 million and $464,000, which are classified as assets from discontinued operations in the September 30, 2008 balance sheet.